Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT

This First Amendment to Credit Agreement (“Amendment”) is dated as of October 10, 2023 by and among SWK HOLDINGS CORPORATION (“SWK Holdings”), a Delaware corporation, and SWK FUNDING LLC (“SWK Funding”), a Delaware limited liability company (collectively and individually, the “Borrower”), FIRST HORIZON BANK, as agent for Lenders (in such capacity, “Agent”), and the financial institutions party hereto as lenders (collectively, the “Lenders” and each a “Lender”).

BACKGROUND

A.            Borrower, Lenders and Agent are parties to a certain Credit Agreement dated as of June 28, 2023 (as amended or modified from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings respectively ascribed to them in the Credit Agreement.

B.             Borrower has requested and Agent and Lenders have agreed to amend the Credit Agreement in certain respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

1.              Joining Lender.

(a)            Joining Lender. Upon the effectiveness of this Amendment, Woodforest National Bank (“Joining Lender”) joins in as, assumes the duties and obligations of, is entitled to the rights and the benefits of, and becomes a Lender under the Credit Agreement and the Loan Documents. All references to Lender or Lenders contained in the Credit Agreement and the Loan Documents are hereby deemed for all purposes to also refer to and include Joining Lender as a Lender, and Joining Lender hereby agrees to comply with all of the terms and conditions of the Credit Agreement and the Loan Documents as if it was an original signatory thereto.

(b)            Acknowledgments. Joining Lender (a) acknowledges that it has received a copy of the Credit Agreement and the schedules and exhibits thereto, together with copies of the most recent financial statements of Borrower, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Amendment; and (b) agrees that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

2.             Amendment. Upon the effectiveness of this Amendment the Credit Agreement is hereby amended such that, after giving effect to all such amendments, it shall read in its entirety as attached hereto as Exhibit A.

3.             Joining Lender Commitment Fee. Borrower shall pay to Joining Lender (a) a non-refundable title fee in an amount equal to $22,500 (the “Title Fee”) and (b) a non-refundable commitment fee in an amount equal to $150,000 (the “Commitment Fee”), which Title Fee and Commitment Fee shall be due and payable in immediately available funds on the date hereof.

4.             Effectiveness Conditions. This Amendment shall be effective upon the completion of the following conditions precedent (all agreements, documents and instruments to be in form and substance reasonably satisfactory to Agent and Agent’s counsel):

(a)            Execution and delivery to Agent of this Amendment by Borrower and Lenders.

(b)            Execution and delivery to Agent of a Note by Borrower in favor of Joining Lender.

(c)            Execution and delivery to Agent of such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Borrower as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents.

(d)            Execution and delivery to Agent of such other documents and certificates (including Organizational Documents and good standing certificates) as Agent may reasonably request relating to the organization, existence and good standing of Borrower and any other legal matters relating to Borrower, the Loan Documents or the transactions contemplated thereby.

5.             Representations and Warranties. Borrower represents and warrants to Agent and Lenders that:

(a)            As of the date hereof, the representations and warranties of Borrower contained in the Credit Agreement and in all other Loan Documents are true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such extension of credit, as though made on and as of such date (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date).

The execution and delivery by Borrower of this Amendment and performance of the transactions herein contemplated (i) are and will be within such party’s powers, (ii) have been authorized by all necessary organizational action, and (iii) are not and will not be in contravention in any material respect of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which Borrower is a party or by which the property of Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of Borrower with failure to comply resulting in a Material Adverse Effect.

(b)            This Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith will be valid, binding and enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)            No Event of Default or Default has occurred and is continuing under the Credit Agreement or any of the other Loan Documents.

6.             Representations. Except as otherwise specified herein, the terms and provisions hereof shall in no manner impair, limit, restrict or otherwise affect the obligations of Borrower or any third party to Agent and Lenders as evidenced by the Loan Documents. Borrower hereby acknowledges, agrees, and represents that (a) as of the date of this Amendment, there are no claims or offsets against, or defenses or counterclaims to, the terms or provisions of the Loan Documents or the other obligations created or evidenced by the Loan Documents; (b) Borrower has no claims, offsets, defenses or counterclaims arising from any of Agent’s or any existing or prior Lender’s acts or omissions with respect to the Loan Documents or Agent’s or any existing or prior Lender’s performance under the Loan Documents; and (c) Borrower promises to pay to the order of Agent and Lenders the indebtedness evidenced by the Notes according to the terms thereof.

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7.             Collateral. As security for the payment of the Obligations and satisfaction by Borrower of all covenants and undertakings contained in the Credit Agreement and the Loan Documents, Borrower reconfirms the prior security interest and lien on, upon and to, its Collateral, granted pursuant to the Credit Agreement and the other Loan Documents in favor of Agent, for the benefit of Lenders and Issuing Bank, whether now owned or hereafter acquired, created or arising and wherever located. Borrower hereby confirms and agrees that all security interests and Liens granted to Agent, for the benefit of Lenders and Issuing Bank, continue in full force and effect and shall continue to secure the Obligations. All Collateral remains free and clear of any Liens other than permitted pursuant to Section 6.02 of the Credit Agreement. Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.

8.             Acknowledgment of Indebtedness and Obligations. Borrower hereby acknowledges and confirms that, as of the date hereof, Borrower is indebted to Agent and Lenders, without defense, setoff or counterclaim, for all Obligations owing under the Credit Agreement plus accrued and unpaid interest, all fees, costs, and expenses, including reasonable attorney’s fees, incurred through the date hereof and any other indebtedness or obligations owed by Borrower with respect to Bank Products owing to Lenders.

9.             Ratification of Loan Documents. This Amendment shall be incorporated into and deemed a part of the Credit Agreement. Except as expressly set forth herein, all of the terms and conditions of the Credit Agreement and the Loan Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. All references to the Credit Agreement shall mean the Credit Agreement as modified by this Amendment.

10.           Governing Law. This Amendment, the Credit Agreement, the Loan Documents and the transactions contemplated hereby or thereby, and any claim, controversy, or dispute arising out of or relating to this Amendment, the Credit Agreement, the Loan Documents and the transactions contemplated hereby or thereby shall be governed by, construed and enforced in accordance with the laws of the State of New York, excluding its conflict of law rules.

11.           Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signature by facsimile or PDF shall also bind the parties hereto.

12.           WAIVER OF JURY TRIAL. BORROWER, LENDERS AND AGENT WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AMENDMENT OR THE TRANSACTIONS DESCRIBED HEREIN.

SIGNATURES ON FOLLOWING PAGES

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

BORROWER:	SWK HOLDINGS CORPORATION

	By:	/s/ Joe D. Staggs
	Name:	Joe D. Staggs
	Title:	President and Chief Executive Officer

SWK FUNDING LLC

	By:	SWK Holdings Corporation,
its sole Manager

	By:	/s/ Joe D. Staggs
	Name:	Joe D. Staggs
	Title:	President and Chief Executive Officer

[Signature Page to First Amendment to Credit Agreement]

AGENT:	FIRST HORIZON BANK

	By:	/s/ Jake A. McCrary
	Name:	Jake A. McCrary
	Title:	Senior Vice President

[Signature Page to First Amendment to Credit Agreement]

LENDERS:	FIRST HORIZON BANK

	By:	/s/ Jake A. McCrary
	Name:	Jake A. McCrary
	Title:	Senior Vice President

WOODFOREST NATIONAL BANK

	By:	/s/ Christopher J. Thompson
	Name:	Christopher J. Thompson
	Title:	Senior Vice President

[Signature Page to First Amendment to Credit Agreement]

Exhibit A

Amended Credit Agreement

(See attached)

Exhibit A to First Amendment to Credit Agreement

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

June 28, 2023

among

SWK HOLDINGS CORPORATION,

and

SWK FUNDING LLC,

as Borrower,

the LENDERS Party Hereto,

and

FIRST HORIZON BANK,

as Agent

FIRST HORIZON BANK,

as Arranger and Bookrunner

WOODFOREST NATIONAL BANK,

as Syndication Agent

i

ii

iii

iv

SCHEDULES

SCHEDULE 2.01	-	Commitments and Lenders
SCHEDULE 5.17	-	Deposit Accounts
SCHEDULE 5.24	-	Existing Customers
SCHEDULE 6.01	-	Indebtedness
SCHEDULE 6.02	-	Liens
SCHEDULE 6.06	-	Investments

EXHIBITS

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B-1	-	Form of U.S. Tax Compliance Certificate
EXHIBIT B-2	-	Form of U.S. Tax Compliance Certificate
EXHIBIT B-3	-	Form of U.S. Tax Compliance Certificate
EXHIBIT B-4	-	Form of U.S. Tax Compliance Certificate
EXHIBIT C	-	Form of Compliance Certificate
EXHIBIT D	-	Form of Borrowing Base Certificate
EXHIBIT F	-	Form of UCC-1 Financing Statement
EXHIBIT G	-	Policies and Procedures
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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of June 28, 2023 (this “Agreement”) among SWK HOLDINGS CORPORATION (“SWK Holdings”), a Delaware corporation, and SWK FUNDING LLC (“SWK Funding”), a Delaware limited liability company (collectively and individually, the “Borrower”) the LENDERS party hereto, and FIRST HORIZON BANK, as Agent.

The Borrower has requested that the Lenders extend credit to the Borrower, and the Lenders are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means, as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of all of the equity interests of another Person or all or substantially all of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person.

“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the reasonable and documented fees, charges and disbursements of outside counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding, but in each case, subject to Section 9.03; provided that Additional Secured Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person (a) that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; or (b) which now or hereafter beneficially owns or holds ten percent (10.0%) or more of the Equity Interests of such Person; or (c) ten percent (10.0%) or more of the Equity Interests of which is beneficially owned or held by such Person.

“Agent” means First Horizon Bank, in its capacity as Agent under any of the Loan Documents, or any successor Agent.

“Agent Fee Letter” means the fee letter dated as of even date herewith between the Borrower and the Agent (as amended, modified, replaced or restated from time to time).

“Agent Parties” has the meaning specified in Section 9.01(d)(ii).

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“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth in Section 9.01, or such other address or account as the Agent may from time to time notify to the Borrower and the Lenders.

“Aggregate Commitments” means the aggregate Commitments of all the Lenders.

“Agreement” has the meaning specified in introductory paragraph hereof.

“Applicable Finance Laws” means, collectively and to the extent applicable to any Loan Party, (a) each of the following federal laws and all regulations, rules and governmental guidelines relating thereto: the Fair Credit Reporting Act, Fair Debt Collections Practices Act, Equal Credit Opportunity Act, Truth in Lending Act, Truth in Savings Act, Credit Card Accountability Responsibility and Disclosure Act, Dodd-Frank Wall Street Reform and Consumer Protection Act, Do-Not-Call Registry Legislation, Electronic Fund Transfer Act, Fair and Accurate Credit Transactions, Fair Credit and Charge Card Disclosure Act, Fair Credit Billing Act, Federal Trade Commission Act, Identity Theft Assumption and Deterrence Act, and Magnuson Moss Warranty-Federal Trade Commission Improvements Act, each as amended, and (b) all state and federal laws relating to unfair or deceptive trade practices, usury, consumer protection, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, consumer finance transactions, commercial financing disclosures, rent-to-own transactions, retail loans or retail installment sales, each as amended.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject (including Applicable Finance Laws).

“Applicable Margin” means, for any day, as to the L/C Fees payable hereunder or as to any Revolving Loan, as the case may be, the following applicable percentages per annum:

Period	Revolving Loans and L/C Fees
During the Revolving Availability Period	3.750%
After the Revolving Availability Period	4.250%

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Industry” means life sciences, healthcare, device, pharma or tech-enabled product.

“Arranger” means First Horizon Bank, in its capacity as arranger and bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in substantially the form of Exhibit A or any other form approved by the Agent.

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“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2022 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries.

“Availability Reserves” means, as of any date of determination, such amounts as Agent may from time to time establish and revise in its reasonable discretion reducing the amount of Loans which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in its reasonable discretion, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower, or (iii) the security interests and other rights of the Agent in the Collateral (including the enforceability, perfection and priority thereof); (b) to reflect Agent's belief, in its reasonable discretion, that any collateral report or financial information furnished by or on behalf of Borrower to the Agent is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Agent determines in its reasonable discretion constitutes an Event of Default or which may, with notice or passage of time or both, constitute an Event of Default.

“Backup Servicer” means any Person reasonably acceptable to the Agent appointed as a backup servicer pursuant to a Backup Servicing Agreement.

“Backup Servicing Agreement” means any Backup Servicing Agreement entered into after the Closing Date by and among the Agent, the Borrower and the Backup Servicer (in form and substance satisfactory to the Agent in its reasonable discretion), as the same may be amended, modified, restated or extended from time to time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bank Products” means any of the following that any Lender or any of its Affiliates provides to, or enters into with, the Borrower: (a) any deposit, lockbox, Cash Management Services, or other cash management arrangements: (b) any Swap Contract: (c) any credit cards, purchase cards, and/or debit cards; and (d) any other product, service, or agreement pursuant to which the Borrower may be indebted to any Lender or any of its Affiliates

“Bank Product Amount” means the Agent’s determination, in its reasonable discretion, as to the maximum dollar amount of the Bank Product Obligations that may be included in a reserve under the Borrowing Base.

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“Bank Product Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower to any Lender or any of its Affiliates, of every kind, nature and description arising under or in respect of any Bank Product (including arising under or in respect of any guaranty thereof), whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated.

“Bank Product Reserve” means at any time, an amount equal to the sum of all Bank Product Amounts associated with all of the then outstanding Bank Products. With respect to any particular Bank Product, the Bank Product Reserve shall equal the Bank Product Amount for such Bank Product or a lesser amount as may equal the actual obligation of the Borrower as determined by the Agent with respect to such Bank Product.

“Bankruptcy Proceeding” means an assignment by a Customer for the benefit of his, her, or its creditors, the filing of a petition in bankruptcy by or against a Customer, the filing by or against a Customer to any tribunal for the appointment of a custodian, receiver, or trustee for it, him, or her, or a substantial part of its, his, or her assets, or the commencement by or against a Customer of any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction (state or federal) whether now or hereafter in effect; or where such Customer shall generally not be paying its, his, or her debts and obligations as such debts and obligations become due.

“Beneficial Owner” means, each of the following: (a) each individual, if any, who, directly or indirectly, owns twenty-five percent (25%) or more of the Borrower’s Equity Interests, and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing Base” means an amount equal to:

(a)           50% of the Net Amount of Eligible Term Loans; provided such percentage shall be reduced to 45% if the weighted average Risk Rating is less than 3.25; minus

(b)           the Unfunded Commitment Reserve; minus

(c)            the Bank Product Reserve; minus

(d)            the Availability Reserves.

“Borrowing Request” means a request for a Revolving Loan, which in each case shall be in such form as the Agent may approve.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state or the State of Tennessee are authorized or required by Law to close.

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“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Capitalized Lease” means each lease that has been or is required to be, in accordance with GAAP, recorded as a capitalized lease.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Agent and each applicable Issuing Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collection Rate” means, with respect to any date of determination, the percentage obtained by dividing (a) the sum of the aggregate Collections received by the Borrower during the six (6) most recent calendar months, by (b) the average outstanding principal balance of all Term Loans during the six (6) most recent calendar months.

“Cash Equivalents” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from a credit rating agency;

(c)            investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Lender or any other commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)            money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA and Aaa (or equivalent rating) by at least two credit rating agencies and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other Cash Management Services.

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“Cash Management Services” means any services provided from time to time by any Lender or any of its Affiliates to Borrower in connection with the operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Certificate of Beneficial Ownership” means, for the Borrower, a certificate in form and substance acceptable to Agent (as amended or modified by the Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner(s) of the Borrower.

“Certificate of Division” means a certificate, registration statement or any other document required to be filed with any applicable governmental authority in order to legally effectuate an LLC Division, including, without limitation, a certificate of division as described in Section 18-217 of the Delaware Limited Liability Company Act, as amended from time to time.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) SWK Holdings ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in SWK Funding; (b) Carlson Capital, L.P. ceases to own and control, beneficially and of record, directly or indirectly, fifty-one percent (51%) of the Equity Interests in SWK Holdings; (c) a change in the majority of the board of directors or board of managers of SWK Holdings or SWK Funding during any twenty four (24) month period, unless approved by the majority of directors or managers serving at the beginning of such period (excluding from such determination, for purposes of this clause (c), any single change in a director or manager each year appointed by Carlson Capital, L.P.); or (d) the sale or transfer of all or substantially all of SWK Holdings’ or SWK Funding’s assets, except to another Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 9.02.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all property, real or personal, tangible or intangible, now or at any time hereafter pledged as security for the payment of the Obligations.

“Collateral Account” has the meaning specified in Section 2.05(k).

“Collection Account” means that certain deposit account of the Borrower maintained with the Agent.

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“Collections” means with respect to each Term Loan, any and all payments, collections, recoveries and other proceeds of such Term Loan (whether in the form of cash, checks, wire transfers, electronic transfers or any other form of payment), including any interest payments, principal repayments (both voluntary and mandatory), fees or late fees and any other fees or amounts payable with respect to such Term Loan.

“Commitment” means with respect to each Lender on any date, the commitment of such Lender to (a) make a Revolving Loan if such Loan is required to be disbursed on such date and (b) purchase a participation in L/C Obligations, in each case if such participation is required to be purchased on such date, expressed as an amount representing the maximum principal and/or face amount of such Loan and/or Letter of Credit, as such commitment may be reduced or increased from time to time pursuant to Section 9.04 or reduced from time to time pursuant to Section 2.09 or 2.22(b). The initial amount of such Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Termination Date” means June 28, 2026 (except that, if such date is not a Business Day, the Commitment Termination Date shall be the next preceding Business Day).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” has the meaning specified in Section 9.01(d)(ii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) interest expense, (b) provision for taxes based on income, (c) depreciation expense, and (d) amortization expense, minus, to the extent included in determining Consolidated Net Income for such period, the sum of (i) unusual or non-recurring gains or losses and non-cash income or losses (as determined by Agent in its commercially reasonable discretion), (ii) any other non-cash income or gains increasing Consolidated Net Income for such period, (iii) any gains realized from the disposition of property outside of the ordinary course of business, all as determined on a consolidated basis, and (iv) Permitted Stock Repurchases.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the twelve (12) calendar months most recently ended to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capitalized Leases) of the Borrower and its Subsidiaries on a consolidated basis paid during such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts in respect of interest rates to the extent that such net costs are allocable to such period).

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated Tangible Net Worth as of such date.

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“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or requirement of Law applicable to such Subsidiary.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) Shareholders’ Equity of the Borrower and its Subsidiaries on such date, minus (b) the Intangible Assets of the Borrower and its Subsidiaries on such date, minus (d) Related Receivables on such date. Notwithstanding the foregoing, the Term Loans shall be valued at the Net Amount for purposes of determining Consolidated Tangible Net Worth.

“Consolidated Total Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness) on a consolidated basis on such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Credit Extension” means (a) a Revolving Loan or (b) an L/C Credit Extension.

“Credit Rating” means a credit rating of a nationally recognized credit rating agency acceptable to Agent.

“Custodian” means SWK Funding or such other Person reasonably acceptable to the Agent.

“Custodian Agreement” means that Custodian Agreement dated of even date herewith by and among the Agent, the Borrower and the Custodian (in form and substance satisfactory to the Agent in its sole discretion), as the same may be amended, modified, restated or extended from time to time.

“Customer” means a Person to whom the Borrower makes one or more loans or other extensions of credit.

“Customer Collateral” means the Property in which the applicable Customer grants a Lien in favor of the Borrower as security for one or more Term Loans to such Customer.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

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“Debtor Relief Plan” means a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the applicable interest rate plus three percent (3.00%) per annum.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person).

“Divided LLC” means an LLC that has undergone an LLC Division.

“Dollar” and “$” mean lawful money of the United States.

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).

“Eligible Customer” means, on any date, a Customer that meets all of the following criteria on such date:

(a)            such Customer is domiciled in, is a resident of, has its principal place of business and assets located in and is organized under the laws of a State of the United States, the District of Columbia, Canada, a Province of Canada, a country in the European Union or the United Kingdom;

(b)           such Customer is in good standing in all jurisdictions in which such Customer is required to be qualified to do business if the failure to be qualified might restrict or limit the ability of the Borrower or the Agent to enforce its rights and remedies against such Customer, any Customer Collateral;

(c)            such Customer is not in liquidation nor has it dissolved or ceased to do business;

(d)            such Customer and its business are in compliance, in all material respects, with all Applicable Law;

(e)            such Customer is not a Related Party or an Affiliate of the Borrower or an agency, branch or other component of any federal, state, local or other government;

(f)             such Customer is in an Approved Industry;

(g)            such Customer is not in a Prohibited Industry; and

(h)            such Customer has current liquidity that is greater than three times its monthly cash burn as determined pursuant to the Policies and Procedures.

“Eligible Term Loan” means, on any date of determination, a Term Loan that, in the Agent's reasonable credit judgment, is an Eligible Term Loan and, in any event:

(a)            satisfies all of the Eligibility Requirements applicable to a Term Loan;

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(b)            is secured by a valid, enforceable and duly perfected first priority security interest in, and Lien on, the Customer Collateral serving as the primary underwritten collateral for such Term Loan (subject only to Permitted Intercreditor Arrangements, Liens expressly permitted by the applicable SWK Loan Agreement that satisfy the Eligibility Requirements and Liens that are approved by the Agent in writing from time to time on a case-by-case basis), and such Customer Collateral includes the income stream arising from the sale of one or more products or devices and/or the provision of services with full FDA approval, in each case within an Approved Industry, that have been offered for sale or provided (and continue to be sold or provided) to consumers in accordance with Applicable Law and that have a proven track record of sales and/or service to customers that is sufficient to be able to be evaluated by the Borrower as part of its underwriting process;

(c)            as it relates to any Term Loan that was primarily underwritten based on the sales of one or more products, is scheduled, and reasonably expected by the Borrower, to be repaid in full pursuant to the applicable SWK Loan Agreement during a period of no more than the lesser of (I) the remaining period of exclusivity granted by the FDA with respect to the applicable patented drug product from which the income stream constituting Customer Collateral is derived and (II) the remaining term of the patent on the applicable patented drug from which the income stream constituting Customer Collateral is derived;

(d)            as it relates to any Term Loan that was primarily underwritten based on the sales of one or more generic pharmaceutical products, is scheduled, and reasonably expected by the applicable Borrower, to be repaid in full pursuant to the applicable SWK Loan Agreement during a period of no more than five (5) years;

(e)            is made in accordance with the Policies and Procedures;

(f)            has not been placed on non-accrual by the Borrower;

(g)           with respect to which the Borrower has not sold any participation interests to any third party equal to or in excess of fifty percent (50%) of such Term Loan;

(h)           which satisfies each of the requirements set forth in Section 4.02(g);

(i)            with respect to which the Borrower has completed all requirements with respect to “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in accordance with the Policies and Procedures;

(j)             is not (i) a participation interest in a Term Loan provided by any third party, (ii) a structured finance obligation or similar off-balance sheet financing vehicle, (iii) a derivative instrument, (iv) a debtor-in-possession Term Loan, (v) a joint venture that is in the principal business of making debt or equity investments primarily in other unaffiliated entities, (vi) an equity security or convertible into an equity security, (vii) a warrant or interest treated as equity for US federal income tax purposes at the option of the applicable Customer or any other Person other than the Borrower (which, for the avoidance of doubt, shall not restrict Borrower’s ability to obtain warrants in connection with any Term Loan in the ordinary course), (viii) a lease (including finance lease), (ix) a trade claim, (x) a security or swap transaction that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation, (xi) a royalty purchase or advance transaction or (xii) a consumer obligation;

(k)            has (i) an original term not in excess of sixty (60) months (for Term Loans originated after the Closing Date), (ii) interest payment terms (including cash payments of accrued interest and payment-in-kind (PIK)) of not less frequently than quarterly, (iii) has principal amortization payments of at fifty percent (50%) of the original principal balance payable prior to the maturity date with respect thereto, (iv) an interest only period of not more than thirty six (36) months (for Term Loans originated after the Closing Date), (v) a loan-to-value of not greater than forty percent (40%) at origination, (vi) a loan-to-value of less than or equal to fifty percent (50%) as of any date of determination, (vii) contains at least two (2) financial covenants (including a liquidity covenant), and (viii) payment-in-kind (PIK) interest payment of not greater than (A) except as provided in clause (B), thirty percent (30%) of the required interest payment and (B) solely with respect to Aziyo Biologics, Inc., thirty five percent (35%) of the required interest payment.

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Further, unless the Agent shall otherwise agree in writing,

(i)             if the total Term Loans owed by any Customer shall exceed twenty percent (20%) of the aggregate amount of all of Eligible Term Loans, such excess amount shall not be deemed to constitute an Eligible Term Loan;

(ii)            if the total Term Loans owed by Customers with the five greatest total Term Loans shall exceed sixty percent (60%) of the aggregate amount of all of Eligible Term Loans, such excess amount shall not be deemed to constitute an Eligible Term Loan;

(iii)           if the total Term Loans owed by any Customer with a Risk Rating of 2 pursuant to the Policies and Procedures shall exceed ten percent (10%) of the aggregate amount of all of Eligible Term Loans, such excess amount shall not be deemed to constitute an Eligible Term Loan;

(iv)           if the total Term Loans with payment-in-kind (PIK) interest payment shall exceed twenty percent (20%) of the aggregate amount of all of Eligible Term Loans, such excess amount shall not be deemed to constitute an Eligible Term Loan; and

(v)            if the total Term Loans for which the Borrower has sold participation interests shall exceed twenty percent (20%) of the aggregate amount of all Portfolio Loans, such excess amount shall not be deemed to constitute an Eligible Portfolio Loan.

“Eligibility Requirements” means, with respect to a Term Loan, each of the following requirements:

(a)            such Term Loan is made to an Eligible Customer;

(b)            such Term Loan is a full recourse obligation of an Eligible Customer;

(c)            such Term Loan is not made to Customer primarily for such Customer's personal, family or household use or based on the value of any healthcare insurance receivables payable to such Customer or any payments due or to become due to such Customer from Medicare or Medicaid;

(d)            (A) such Term Loan and the Borrower’s Liens on the related Customer Collateral have been pledged and assigned to Agent to secure the Obligations pursuant to documentation satisfactory to Agent, and (B) Agent holds a valid, enforceable and duly perfected first priority security interest in, and Lien on, such Term Loan and all of the Borrower’s right, title and interest in and to the related Customer Collateral, subject only to (I) Permitted Intercreditor Arrangements, and (II) Liens that are approved by Agent in writing from time to time on a case-by-case basis;

(e)            the SWK Loan Agreement evidencing or securing such Term Loan (A) constitutes a legal, valid, binding obligation of the Borrower(s) and Customer(s) and is in full force and effect; (B) has not been amended, extended or modified as a result of a payment default or material credit event (including breach of a financial covenant) without the Agent’s prior written consent; and (C) is assignable to Agent without consent from any Person and have been collaterally assigned to Agent;

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(f)             there is no pending or overtly threatened litigation respecting the validity or enforceability of any of the SWK Loan Agreement applicable to such Term Loan;

(g)            such Term Loan is in compliance in all material respects with all Applicable Laws;

(h)            the Borrower is the sole legal and beneficial owner of not less than 51% of such Term Loan;

(i)             except as the Agent may agree to in writing in its discretion, as of such date of determination, the Customer to which such Term Loan is made is not currently the subject of a Bankruptcy Proceeding;

(j)            (A) no default or event of default has occurred under the SWK Loan Agreement with respect to such Term Loan that has not been waived in writing by the Borrower other than defaults and events of default (I) with respect to which the Agent has received written notice within five (5) Business Days of the occurrence or the Borrower’s knowledge thereof, (II) that have existed for less than ten (10) Business Days (or, in the case of defaults or events of default related to the payment of any amounts owing under the applicable SWK Loan Agreement, six (6) Business Days), and (III) with respect to which the applicable Borrower is in good faith negotiating a resolution acceptable to the Borrower in its reasonable credit judgment; (B) no portion of such Term Loan is or would be required to be written off (as bad debt or otherwise pursuant to the Borrower’s established and documented underwriting, documentation and collection procedures), (C) it does not have a Risk Rating of less than a 4 at origination and has a Risk Rating of 2 or better thereafter, in each case pursuant to the Policies and Procedures, and (D) no more than two (2) regularly scheduled payments of interest with respect to such Term Loan have been capitalized into the principal balance thereof via a payment-in-kind (PIK) mechanism or arrangement during the term of such Term Loan;

(k)            no part of such Term Loan or any Lien in favor of the Borrower securing such Term Loan has been contractually subordinated to other Debt or Liens other than pursuant to a Permitted Intercreditor Arrangement and no part of such Term Loan is subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, charge-back, credit or allowance(but ineligibility shall be limited to the amount thereof);

(l)             the Customer to whom such Term Loan is made does not participate in any financing program with the Ex-Im Bank;

(m)           the Customer to whom such Term Loan is made has not instituted any legal action to compel performance or payment of any amounts due in respect of such Term Loan;

(n)            such Term Loan and all payments due in respect thereof under the applicable SWK Loan Agreement, are denominated in Dollars;

(o)            is cross-collateralized and cross-defaulted with all Term Loans owing from the same Customer;

(p)            the Borrower serves as the “Agent” or the lender with respect to Term Loans for which the Borrower has sold participation interests and retains a majority of the voting rights with respect to all amendments, modifications, consents and waivers;

(q)           the Customer Collateral does not consist primarily of a right, title or interest in royalty payments or a mortgage, deed of trust or similar lien on real estate;

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(r)            the Borrower is in compliance of its obligations in all material respects with respect to such Term Loan;

(s)           such Term Loan is not otherwise deemed ineligible hereunder by Agent in its reasonable credit judgment; and

(t)            the Borrower is in compliance in all material respects with the SWK Loan Agreement applicable to such Term Loan.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” means furniture, furnishings, fixtures, machinery, tools, and equipment of every kind and nature, movable and immovable, wherever located, and all parts thereof and replacements, additions, and accessions thereto.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

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“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Erroneous Payment” has the meaning specified in Section 8.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 8.11(d).

“Erroneous Payment Impacted Class” has the meaning specified in Section 8.11(d).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 8.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Article VII.

“Evergreen Letter of Credit” has the meaning specified in Section 2.05(b).

“Excluded Swap Obligation” means with respect to an obligor, each Swap Obligation as to which, and only to the extent that, such obligor's guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such obligor and all guarantees of Swap Obligations by other obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedge Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable obligor.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(g) and (d) any withholding Taxes imposed under FATCA.

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“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations) and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Agent and the Issuing Bank shall have been made).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning specified in Section 3.17(b).

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) zero percent (0.0%).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“FLSA” means the Fair Labor Standards Act.

“Floor” means a rate of interest equal to one-half of one percent (0.50%).

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

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“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.03, United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Government Contract” means a contract for the manufacture and sale of goods to a Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation; or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means, individually and collectively, any Person guarantying the Obligations from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedge Agreement” means any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code, 11 U.S.C. §§101 et seq., as amended from time to time.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited under Article V or VI, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract not prohibited under Article V or VI, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement and provided, further, that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Agent, the applicable Hedge Bank (other than the Agent or an Affiliate of the Agent) must have delivered a Secured Party Designation Notice to the Agent prior to such date of determination.

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“Incremental Commitment” has the meaning specified in Section 2.23(a).

“Incremental Commitment Effective Date” has the meaning specified in Section 2.23(c).

“Incremental Lender” has the meaning specified in Section 2.23(b).

“Indebtedness” means, as to any Person at a particular time all indebtedness or liabilities of such Person determined in accordance with GAAP, including, without duplication, all of the following:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)            net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness; and

(g)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.03(b).

“Information” has the meaning specified in Section 9.12.

“Intangible Assets” means intangible assets under GAAP, including customer lists, goodwill, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount, capitalized research and development costs, GAAP royalties, warrant assets, marketable securities, tax deferred assets, and Enteris Book Value, the difference of (GAAP value of Eligible Term Loans minus the of Eligible Term Loans calculation as part of Revolving Loans).

“Intellectual Property” means all intellectual and similar property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases, all embodiments or fixations thereof and all related documentation, applications, registrations, and franchises; all licenses or other rights to sue any of the foregoing; and all books and records related to the foregoing.

“Interest Payment Date” means the earliest of (i) the first (1st) day of each month; provided that for any Interest Payment Date that is not a Business Day, the Interest Payment Date shall be extended to the next succeeding Business Day, (ii) in the event of any repayment or prepayment of such Loan, with respect to the principal amount repaid or prepaid, the date of such repayment or prepayment, and (iii) the Maturity Date.

“Interest Rate Change Date” means the first day of each Interest Rate Period.

“Interest Rate Period” means each consecutive one month period of time commencing on the first (1st) day of the first full calendar month and ending on the last day of each consecutive calendar month thereafter, provided, however, that the first Interest Rate Period shall commence on the Closing Date and shall end on the last day of the first full calendar month commencing after the Closing Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

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“Issuing Bank” means each of First Horizon Bank, in its capacity as issuer of Letters of Credit hereunder, and each other Lender (if any) as the Borrower may from time to time select as an Issuing Bank hereunder pursuant to Section 2.05; provided that such Lender has agreed to be an Issuing Bank.

“Joinder Agreement” means a joinder or similar agreement entered into by any Person (including any Lender) under Section 2.23 pursuant to which such Person shall provide an Incremental Commitment hereunder and (if such Person is not then a Lender) shall become a Lender party hereto.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law (including without limitation, those relating to the extension of consumer credit and protection of consumers’ interests with respect thereto and those administered by state and local governmental authorities which govern the business and operations owned or conducted by the Borrower or any of them).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof or the extension of the expiry date thereof, or the reinstatement or increase of the amount thereof.

“L/C Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Documents” means, as to any Letter of Credit, each application therefor and any other document, agreement and instrument entered into by the Borrower or a Subsidiary with or in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“L/C Fee” has the meaning specified in Section 2.12(b).

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Obligations of any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“L/C Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the total amount of the Commitments. The L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

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“Letter of Credit” means any standby letter of credit issued hereunder.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date of determination, the sum of (a) to unrestricted cash of the Borrower, plus (b) an amount equal to the difference between (i) the lesser of total Commitments and the Borrowing Base, minus (ii) total Revolving Credit Exposures.

“LLC” means a limited liability company formed in accordance with the Delaware Limited Liability Company Act, as amended from time to time.

“LLC Division” means the division or divisive merger of any LLC into multiple entities or multiple series of the same entity pursuant to any applicable law, including, without limitation, pursuant to Section 18-217 of the Delaware Limited Liability Company Act, as amended from time to time.

“Loan” means a loan by a Lender to the Borrower under Article II in the form of a Revolving Loan.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to Section 2.13(b), the L/C Documents, the Agent Fee Letter, the Security Agreements, any agreement creating or perfecting rights in the Cash Collateral pursuant to the provisions of Section 2.21, the Custodian Agreement (if any), the Backup Servicing Agreement (if any), deposit account control agreements and any other documents, instruments and agreements entered into in connection herewith.

“Loan Party” means Borrower and Guarantor.

“Local Authorities” means individually and collectively the state and local Governmental Authorities which govern the business and operations owned or conducted by the Borrower or any of them.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of the Borrower to perform its Obligations, (ii) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Agent or any Lender under any Loan Documents.

“Maturity Date” means June 28, 2027 (except that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day).

“Maximum Rate” has the meaning specified in Section 9.14.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

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“Multiple Employer Plan” means a Plan with respect to which the Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Amount” means, with respect to a Term Loan, the lesser of:

(a)            as of any date of determination, the sum of (i) the aggregate outstanding principal balance of such Term Loan on such date (excluding any interest, fees or deferred expenses in respect of such Term Loan that are paid in kind by capitalizing such interest or fees and adding the same to the principal balance of such Term Loan), minus (ii) the aggregate amount of participations (whether or not funded) in such Term Loan that have been sold by the Borrower on or before such date (it being understood that no such participations are permitted under this Agreement), minus (iii) the amount of Collections in respect of such Term Loan that have not yet been applied to reduce the Net Amount of such Term Loan on or before such date;

(b)            the fair market value of such Term Loan (as determined by the Agent in its commercially reasonable discretion); and

(c)            the value of such Term Loan as determined in accordance with GAAP.

“Net Charge-Off Percentage” means a percentage equal to (A) net charge-offs for the twelve (12) month period ending on such date with respect to Term Loans divided by (B) average principal balance of Term Loans during the twelve (12) month period ending on such date.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.05(b).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, or any Bank Product Obligations or under any Swap Contract, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that the Agent or any Lender, in each case in its commercially reasonable discretion, may elect to pay or advance on behalf of any Loan Party; provided that in no event shall the Obligations include any Excluded Swap Obligations.

“OFAC” has the meaning specified in Section 3.17(a).

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“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20(b)).

“Participant” has the meaning specified in Section 9.04(d).

“Participant Register” has the meaning specified in Section 9.04(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning specified in Section 8.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Intercreditor Arrangement” means an arrangement pursuant to which the Borrower permits the Customer to obtain accounts receivable and/or inventory financing on terms satisfactory to the Agent (and in all events with advance rates of no more than 85% with respect to the accounts receivable or inventory of such Customer) from a financial institution other than the Borrower, provided that (i) such arrangement (including the terms of the proposed financing to be provided by such other financial institution) is on commercially-reasonable terms consistent with prior Term Loans and industry standards, (ii) the Borrower and such other financial institution have entered into an intercreditor agreement on commercially-reasonable terms consistent with prior Term Loans and industry standards, and (iii) such other financial institution has a lien senior to the lien of the Borrower only on accounts receivable, inventory, related assets and cash proceeds of the foregoing and the Borrower has a lien on all other Customer Collateral that is senior to the liens of such other financial institution.

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“Permitted Stock Repurchases” mean any repurchase by SWK Holdings of its common stock, so long as (i) such repurchase is not violative of Applicable Law, and (ii) such repurchase does not result in a Change of Control.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Borrower or any Subsidiary, or any such plan to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which the Borrower has any liability.

“Plan of Division” means a plan of division adopted by an LLC as required by any applicable governmental authority in order to legally effectuate an LLC Division, including, without limitation, a plan of division as described in Section 18-217 of the Delaware Limited Liability Company Act, as amended from time to time.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Policies and Procedures” means the underwriting, credit and servicing policies, practices and guidelines of the Borrower, as set forth on Exhibit G attached hereto and as amended in accordance with the terms of this Agreement.

“Prepayment Notice” means a notice by the Borrower to prepay Loans, which shall be in such form as the Agent may approve.

“Prohibited Industry” means (i) adult entertainment, (ii) marijuana, (iii) dealers of precious metals, stones and jewels, (iv) internet gambling, (v) business trusts, (vi) digital currency (including support industries), (vii) political action committees, (viii) international importers and exporters of motor vehicles, (ix) check cashiers, currency dealers, currency exchangers or issuers, pawn brokers, pawn lending or title lending, (x) payday lenders, (xi) shell banks, (xii) banks as fiduciaries, (xiii) foreign correspondent banks or accounts, (xiv) senior foreign political figures and close associates, such as politically exposed Persons, (xv) guns or ammunitions, (xvi) redeemers of traveler’s checks or money orders or mobile-payment service providers or money remitters or money service businesses engaged in mobile operations offering one of more services or money service businesses registered offshore, (xvii) Automated Clearing House services for third-party senders / originations, (xviii) foreign governmental entities, including embassies, agencies and branches (xix) pain clinics, and (xx) any borrower, industry, or loan type specifically prohibited within the Bank Secrecy Act/Anti-Money Laundering “board approved policy”.

“Property” means any interest in any kind of property or assets, whether real, personal, or mixed, tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

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“Qualified ECP” means an obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

“Recipient” means (a) the Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Register” has the meaning specified in Section 9.04(c).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Receivables” means any amounts owing to the Borrower by a Related Party of the Borrower or any officer, director, agent or employee of Related Person of the Borrower.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning specified in Section 8.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders; provided, however, if there are fewer than three (3) Lenders hereunder, Required Lenders means all Lenders which are then in compliance with their obligations hereunder. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning specified in Section 8.06(a).

“Responsible Officer” means (a) the chief executive officer, president, executive vice president or a Financial Officer of the Borrower, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.01, any vice president, secretary or assistant secretary of the Borrower and (c) solely for purposes of Borrowing Requests, requests for L/C Credit Extensions, prepayment notices and notices for Commitment terminations or reductions given pursuant to Article II, any other officer or employee of the Borrower so designated from time to time by one of the officers described in clause (a) in a notice to the Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Agent). Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

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“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the Commitment Termination Date.

“Revolving Credit Exposures” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in L/C Obligations at such time.

“Revolving Facility” means the Commitments and all Credit Extensions thereunder.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.02(a).

“Risk Rating” means the risk rating as determined pursuant to the risk rating grid within the Policies and Procedures as in effect on the Closing Date.

“Sanctions” has the meaning specified in Section 3.17(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means means any Cash Management Agreement between any Loan Party and Agent.

“Secured Cash Management Agreement” means means any Cash Management Agreement between any Loan Party and Agent.

“Secured Party” means, collectively, the Agent, the Lenders, the Issuing Bank, the Hedge Banks, the Indemnitees and each co-agent or sub-agent appointed by the Agent from time to time pursuant to Section 8.05.

“Security Agreement” means, individually, and “Security Agreements” means, collectively, the Security Agreements executed by the Borrower in favor of the Agent (in form and substance satisfactory to the Agent in its sole discretion).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date determined in accordance with GAAP.

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“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Obligor” means an obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.17 hereof).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including without limitation any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code, 11 U.S.C. §§101 et seq., as amended from time to time, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to an obligor, its obligations under a Hedge Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“SWK Funding” has the meaning specified in the introductory paragraph hereto.

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“SWK Holdings” has the meaning specified in the introductory paragraph hereto.

“SWK Loan Agreement(s)” means (a) those certain credit agreements under which the Borrower has or will enter into a loan arrangement with third parties pursuant to commercially-reasonable documentation consistent with prior Term Loans and industry standards and (b) all other instruments, agreements, documents and other writings that now or hereafter (i) evidence any Term Loan, including all promissory notes and loan agreements, (ii) secure (whether by the grant or conveyance of a security interest, Lien or other encumbrance) or perfect any the Borrower’s Lien in any Customer Collateral, including all security agreements, UCC-1 financing statements, copyright, trademark and patent security agreements, mortgages, security deeds, trust deeds, pledge agreements, lease agreements, conditional sales agreements, negative pledge agreements, and assignments, (iii) all guaranties, support or contribution agreements, letters of credit, indemnifications and repurchase agreements and (iv) are at any time executed and delivered by any Person in connection with or relating to any of the foregoing.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a secured loan or similar financial accommodation (including any secured loan (a) that is required to be repaid using the proceeds of royalties or similar payments and (b) with respect to which the related SWK Loan Agreement clearly indicates an intent by the parties thereto that such financial accommodation be characterized as a loan and not a purchase of a royalty receivable) (i) that is made by the Borrower directly to Customer in the ordinary course of business of the Borrower, (ii) that was originated by the Borrower, and (iii) that is owned absolutely by the Borrower. If the Borrower is one of multiple Persons providing financial accommodations to Customer under a SWK Loan Agreement (e.g., as part of a syndicated loan transaction), then the portion of such financial accommodations actually made or held by the Borrower (and not any portion of such financial accommodations made or held by any Person other than the Borrower) shall be the Term Loan made pursuant to the applicable SWK Loan Agreement.

“Term SOFR” means for any Interest Rate Period a rate per annum equal to the greater of (a) Term SOFR Screen Rate that is two (2) Business Days prior to each Interest Rate Change Date and (b) the Floor.

“Term SOFR Screen Rate” means the forward looking term secured overnight financing rate for the corresponding Interest Rate Period administered by CME Group Benchmark Administration Ltd (or a successor administrator of Term SOFR) and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposures of such Lender at such time.

“Trade Date” has the meaning specified in Section 9.04(b).

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“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“Unfunded Commitment Reserves” means an amount equal to the unfunded portion of all Term Loans.

“United States” and “U.S.” mean the United States of America.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.18(g).

“Wholly-Owned” means, as to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by Applicable Law) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withholding Agent” means the Borrower and the Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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SECTION 1.03 Accounting Terms; Changes in GAAP.

(a)           Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)           Changes in GAAP. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in this Agreement and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower or such covenant, standard or term shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.03, financial covenants (and all related defined terms) and applicable covenants, terms and standards shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 1.04 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any L/C Document related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION 1.05 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

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ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans to the Borrower from time to time on any Business Day during the Revolving Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposures exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the lesser of (i) total Commitments and (ii) the Borrowing Base. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. All loans otherwise available to Borrower pursuant to the Borrowing Base and subject to the maximum total Commitments and other applicable limits hereunder shall be subject to the Agent’s continuing right to establish and revise Availability Reserves. Further, Agent may, in its discretion, from time to time, reduce the lending formula with respect to Eligible Term Loans to the extent that Agent determines in its discretion that: (i) the dilution with respect to the Term Loans for any period has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels or (ii) the general creditworthiness of Customers has declined.

SECTION 2.02 Revolving Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.03 Borrowing Requests.

(a)            Notice by Borrower. Each Revolving Loan shall be made upon the Borrower’s irrevocable notice to the Agent. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Agent (if promptly confirmed by such a written Borrowing Request consistent with such telephonic notice) and must be received by the Agent not later than 10:00 a.m. (Central time) on the day of the requested Revolving Loan.

(b)           Content of Revolving Loan Requests. Each Borrowing Request for a Revolving Loan pursuant to this Section shall specify the following information in compliance with Section 2.03: (i) the aggregate amount of the requested Revolving Loan; (ii) the date of such Revolving Loan (which shall be a Business Day); and (iii) the location and number of the Borrower’s account to which funds are to be disbursed.

(c)            Notice by Agent to Lenders. Promptly following receipt of a Borrowing Request, the Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Revolving Loan.

(d)           Collection Account. On and after the Commitment Termination Date, all cleared funds deposited into the Collection Account shall be automatically and daily applied by the Agent to the payment and permanent reduction of the Loan in accordance with the Agent’s policies and procedures; provided the Agent may, in its sole discretion during the absence of a Default or Event of Default, remit portions of such cleared funds to the Borrower for ordinary course and reasonable operating expenses upon the written request of the Borrower. In addition, if any other deposit account is maintained by the Borrower with the Agent, amounts in such deposit account may be automatically and daily applied by the Agent to the payment of the Loan. The Borrower hereby irrevocably authorizes the Agent to charge any deposit account of the Borrower with the Agent for the purpose of paying any principal or interest on the Loans, for purposes of paying any reimbursement obligations under any L/C Document in connection with letters of credit and any related credit support for letters of credit, fees, premiums, other fees and expenses, and other sums payable hereunder, including reimbursing expenses pursuant to this Agreement. During the Revolving Availability Period, presentation for payment of a check, draft or other item of payment in the Collection Account when there are insufficient funds to cover it shall be deemed to be a request for a Revolving Loan on the presentation date, in the amount of the check, draft or other item of payment. Proceeds of the Revolving Loan shall be disbursed directly to the Collection Account.

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SECTION 2.04 RESERVED.

SECTION 2.05 Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request any Issuing Bank, in reliance on the agreements of the Lenders set forth in this Section, to issue, at any time and from time to time during the Revolving Availability Period, Letters of Credit denominated in Dollars for its own account or the account of any of its Subsidiaries in such form as is acceptable to the Agent and such Issuing Bank in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments and shall be part of, and not in addition to, the Revolving Facility.

(b)           Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Agent (reasonably in advance of the requested date of issuance, amendment, extension, reinstatement or renewal) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the respective Issuing Bank, the Borrower also shall submit a letter of credit application and reimbursement agreement on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If the Borrower so requests in any notice requesting the issuance of a Letter of Credit (or the amendment of an outstanding Letter of Credit), the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit shall permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Borrower and the applicable Issuing Bank at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.05(d); provided, that such Issuing Bank shall not (i) permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Agent that the Required Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Agent, any Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

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(c)           Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate L/C Obligations shall not exceed the L/C Sublimit, (ii) the Revolving Credit Exposures of any Lender shall not exceed its Commitment and (iii) the total Revolving Credit Exposures shall not exceed the lesser of (x) total Commitments and (y) the Borrower’s Borrowing Base as defined in Article I.

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)             any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Bank in good faith deems material to it;

(ii)            the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(iii)           except as otherwise agreed by the Agent and such Issuing Bank, such Letter of Credit is in an initial amount less than $500,000; or

(iv)           any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iv)) with respect to the Defaulting Lender arising from either such Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

An Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d)           Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then-current expiration date of such Letter of Credit) and (ii) the date that is five (5) Business Days prior to the Commitment Termination Date.

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(e)             Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Agent, for account of the respective Issuing Bank, such Lender’s Applicable Percentage of each L/C Disbursement made by an Issuing Bank promptly upon the request of such Issuing Bank at any time from the time of such L/C Disbursement until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Commitment Termination Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the Borrower pursuant to Section 2.05(f), the Agent shall distribute such payment to the respective Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender's Commitment is amended pursuant to the operation of Section  2.23, as a result of an assignment in accordance with Section 9.04 or otherwise pursuant to this Agreement.

(f)            Reimbursement. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Bank in respect of such L/C Disbursement by paying to the Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., Central time, on (i) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 9:00 a.m., Central time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with a Revolving Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan. If the Borrower fails to make such payment when due, the Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.

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(g)           Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement or any Letter of Credit, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

None of the Agent, the Lenders, any Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the respective Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), an Issuing Bank shall be deemed to have exercised care in each such determination, and that:

(i)             an Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a replacement marked as such or waive a requirement for its presentation;

(ii)            an Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)           an Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)           this sentence shall establish the standard of care to be exercised by an Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Agent, the Lenders, any Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) an Issuing Bank declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) an Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Issuing Bank.

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Unless otherwise expressly agreed by an Issuing Bank and the Borrower when a Letter of Credit is issued by it the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and such Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

An Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Bank shall have all of the benefits and immunities (A) provided to the Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the such Issuing Bank.

(h)           Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Agent and the Borrower in writing of such demand for payment if such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such L/C Disbursement.

(i)             Interim Interest. If the Issuing Bank for any Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Revolving Loans; provided that if the Borrower fails to reimburse such L/C Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.11(b) shall apply. Interest accrued pursuant to this paragraph shall be for account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for account of such Lender to the extent of such payment.

(j)             Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement between the Borrower, the Agent, the replaced Issuing Bank and the successor Issuing Bank. The Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

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Any Issuing Bank may resign at any time by giving thirty (30) days prior notice to the Agent, the Lenders and the Borrower. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, renew or increase any existing Letter of Credit.

(k)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into an account established and maintained on the books and records of the Agent (the “Collateral Account”) an amount in cash equal to one hundred five percent (105%) of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 7.01. Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or paragraph (d) of this Section, if any L/C Obligations remain outstanding after the expiration date specified in said paragraph (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to one hundred five percent (105%) of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Agent to reimburse each Issuing Bank for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(l)             Letters of Credit Issued for account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.06 Funding of Revolving Loans.

(a)            Funding by Lenders. Each Lender shall make the amount of each Revolving Loan to be made by it hereunder available to the Agent in immediately available funds at the Agent’s Office not later than 11:00 a.m. (Central time) on the proposed date thereof. The Agent will make all such funds so received available to the Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the applicable Borrowing Request; provided that Revolving Loans made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(f) shall be remitted by the Agent to the respective Issuing Bank.

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(b)           Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Revolving Loan that such Lender will not make available to the Agent such Lender’s share of such Revolving Loan, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Loan available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Revolving Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Revolving Loan to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Revolving Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

SECTION 2.07 RESERVED.

SECTION 2.08 Prepayments.

(a)            Optional Prepayments. The Borrower may, upon notice to the Agent, at any time and from time to time prepay any Revolving Loan in whole or in part without premium or penalty, subject to the requirements of this Section; provided, however, that if a Swap Contract has been entered into in connection therewith, any full or partial prepayments of principal amounts due hereunder may require termination or adjustment of the Swap Contract and may result in a payment due from Borrower per the terms and conditions of the Swap Contract. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

(b)           Notices. Each such notice pursuant to this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Agent (if promptly confirmed by such a written Prepayment Notice consistent with such telephonic notice) and must be received by the Agent not later than 11:00 a.m. (Central time) on the date of prepayment. Each Prepayment Notice shall specify (x) on the prepayment date and (y) the principal amount of each Revolving Loan or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Revolving Loan, the Agent shall advise the applicable Lenders of the contents thereof. Each Prepayment Notice shall be irrevocable unless such notice contains customary conditionality such as such prepayment is contingent upon the occurrence of a particular event.

SECTION 2.09 Termination or Reduction of Commitments.

(a)           Optional. Subject to Section 2.12(f), the Borrower may, upon notice to the Agent, terminate the unused portion of the Commitments; provided that (a) each such notice shall be in writing and must be received by the Agent at least ten (10) Business Days prior to the effective date of such termination, and shall be irrevocable, and (b) the Borrower shall not terminate the Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the total Revolving Credit Exposures would exceed the total Commitments. Unless previously terminated, the Commitments shall automatically terminate on the Commitment Termination Date.

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(b)           Application of Commitment Reductions. The Agent will promptly notify the Lenders of any termination or reduction of the Commitments pursuant to this Section. Upon any reduction of unused Commitments, the Commitment of each Lender shall be reduced by such Lender’s ratable share of the amount of such reduction.

SECTION 2.10 Repayment of Loans. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date. Additionally, in the event that the outstanding principal balance of all Revolving Loans outstanding shall at any time exceed the Borrower’s Borrowing Base, the Borrower will immediately upon discovery of the existence of such excess, make a principal payment which will reduce the outstanding principal balance of the Revolving Loans to an amount which does not exceed the Borrowing Base.

SECTION 2.11 Interest.

(a)            Interest Rates. Subject to paragraph (b) of this Section, each Revolving Loan shall bear interest at a rate per annum equal to Term SOFR for the Interest Rate Period therefor plus the Applicable Margin.

(b)            Default Interest. While any Event of Default exists, the Borrower shall pay interest on the principal amount of all Loans outstanding hereunder at a rate per annum equal to the applicable Default Rate.

(c)            Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)           Interest Computation. All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The interest rate change will not occur more often than each Interest Rate Change Date. Each change in the interest rate shall become effective, without notice to the Borrower, on each Interest Rate Change Date following any change in Term SOFR. When a range of rates has been published, the higher of the rates will be used. The Borrower understands that the Agent may make loans based on other rates as well. Term SOFR shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12 Fees.

(a)            Unused Line Fee. To the extent the average daily principal balance of the outstanding Revolving Loans during a calendar month prior to the Commitment Termination Date is less than sixty (60%) of the total Commitments, Borrower shall pay to Agent, for the ratable benefit of the Lenders, an unused line fee at a rate equal to 75 basis points per annum and to the extent the average daily principal balance of the outstanding Revolving Loans during a calendar month prior to the Commitment Termination Date is greater than or equal to sixty (60%) of the total Commitments, Borrower shall pay to Agent, for the ratable benefit of the Lenders, an unused line fee at a rate equal to 50 basis points per annum, in each case applied to the amount by which the Commitments exceed the average daily principal balance of the outstanding Revolving Loans during such calendar month or part thereof prior to the Commitment Termination Date, which fee shall be payable on the first day of each calendar month in arrears.

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(b)            L/C Fees. The Borrower agrees to pay to the Agent for the account of each Lender a Letter of Credit fee with respect to its participations in each outstanding Letter of Credit (the “L/C Fee”) on the daily maximum amount then available to be drawn under such Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin during the period from and including the Closing Date to but excluding the later of the Maturity Date and the date on which such Lender ceases to have any L/C Obligations. Accrued L/C Fees shall be payable on the first day of each calendar month in arrears, commencing on the first such date to occur after the Closing Date, and on the Maturity Date.

(c)            L/C Fronting Fees. The Borrower agrees to pay to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank at a rate per annum equal to the percentage separately agreed upon between the Borrower and such Issuing Bank on the daily maximum amount then available to be drawn under such Letter of Credit, during the period from and including the Closing Date to but excluding the later of the Maturity Date and the date on which such Issuing Bank ceases to have any L/C Obligations. Accrued fronting fees shall be payable on the first day of each calendar month in arrears, commencing on the first such date to occur after the Closing Date, and on the Maturity Date. In addition, the Borrower agrees to pay to each Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such Issuing Bank within three (3) Business Days after its demand therefor and are nonrefundable.

(d)           Agent Fees. The Borrower agrees to pay to the Agent for its own account the fees payable in the amounts and at the times agreed pursuant to the Agent Fee Letter or otherwise in writing between the Borrower and the Agent.

(e)            Fee Computation. All fees payable under this Section shall be computed on the basis of a year of three hundred sixty (360) days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Agent of a fee hereunder shall be conclusive absent manifest error.

(f)            Prepayment Fee. In the event the Borrower repays the Obligations in full or the Obligations are accelerated following the occurrence of an Event of Default at any time prior to the Maturity Date, the Borrowers shall pay a sum equal to (i) one percent (1.0%) of the total Commitments if such repayment or acceleration occurs on or before the first anniversary of this Agreement and (ii) one-half of one percent (0.5%) of the total Commitments if such repayment or acceleration occurs thereafter but on or before the second anniversary of this Agreement, it being acknowledged by the Borrower that such prepayment fee is an estimate of the Lenders’ damages in the event of early termination and is not a penalty.

SECTION 2.13 Evidence of Debt.

(a)            Maintenance of Records. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Credit Extension made by such Lender. The Agent shall maintain the Register in accordance with Section 9.04(c). The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of any Lender or the Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Loan Documents. In the event of any conflict between the records maintained by any Lender and the records maintained by the Agent in such matters, the records of the Agent shall control in the absence of manifest error.

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(b)            Promissory Notes. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender a promissory note of the Borrower payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form approved by the Agent, which shall evidence such Lender’s Loans in addition to such records.

SECTION 2.14 Payments Generally; Several Obligations of Lenders.

(a)            Payments by Borrower. All payments to be made by the Borrower hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all such payments shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in immediately available funds not later than 11:00 a.m. (Central time) on the date specified herein. All amounts received by the Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. The Agent will promptly distribute to each Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein). If any payment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document shall be made in Dollars.

(b)           Application of Insufficient Payments. Subject to Section 7.02, if at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal and unreimbursed L/C Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal or unreimbursed L/C Disbursements, as applicable, then due to such parties.

(c)            Presumptions by Agent.

(i)             Funding by Lenders. Unless the Agent shall have received notice from a Lender prior to 12:00 noon (Central time) on the date of such Revolving Loan that such Lender will not make available to the Agent such Lender’s share of such Revolving Loan, the Agent may assume that such Lender has made such share available in accordance with and at the time required by Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Loan available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Revolving Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Revolving Loan to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Revolving Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent

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(ii)           Payments by Borrower. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

(d)           Deductions by Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e), 2.06(a), 2.15 or 9.03(c), then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Lender for the benefit of the Agent or the applicable Issuing Bank, as applicable, to satisfy such Lender’s obligations to the Agent and such Issuing Bank until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Agent in its discretion.

(e)            Several Obligations of Lenders. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participations or to make its payment under Section 9.03(c).

SECTION 2.15 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in L/C Disbursements or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Revolving Loans or participations in L/C Disbursements and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and participations in L/C Disbursements and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements and other amounts owing them; provided that:

(i)             if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

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(ii)            the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.21, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.16 RESERVED.

SECTION 2.17 Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

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(c)            Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.18 Taxes.

(a)           Defined Terms. For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.

(b)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)           Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)           any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)             Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.19 Benchmark Replacement Setting. If the Agent determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error) that:

(a)            adequate and reasonable means do not exist for ascertaining Term SOFR including, without limitation, because Term SOFR is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)            CME Group Benchmark Administration Ltd or any successor administrator of Term SOFR or a Governmental Authority having or purporting to have jurisdiction over the Agent or such administrator has made a public statement identifying a specific date after which Term SOFR shall or will no longer be representative or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, or Term SOFR has failed to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that, at the time of such statement, there is no successor administrator that is satisfactory to Agent, that will continue to provide such applicable Term SOFR after such specific date;

then, the Agent may amend this Agreement solely for purpose of replacing Term SOFR with another alternate benchmark rate, which shall be the sum of an alternate benchmark rate, and a benchmark rate spread adjustment (which may be a positive or negative value or zero), selected by the Agent giving due consideration to (i) any evolving or then-existing market convention for determining a rate of interest and spread adjustment, or method for calculating such spread adjustment, for the replacement for the then-current benchmark rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time, or (ii) as may be necessary or appropriate in the opinion of the Agent to achieve a final all-in interest rate substantially equivalent to that in effect prior to the cessation of Term SOFR (the “Successor Rate”). Such Successor Rate will become effective at 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Successor Rate is provided to the Borrower and the Lenders without any amendment to this Agreement or further action or consent of the Borrower or the Lenders.

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Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than the Floor, the Successor Rate will be deemed to be the Floor for the purposes of this Agreement.

In connection with the implementation of a Successor Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement. For purposes hereof, “Conforming Changes” means with respect to any Successor Rate, any technical, administrative or operational changes, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment or other matters as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.

The Agent does not warrant, nor accept responsibility for, the continuation of, administration of, submission of, calculation of, or any other matter related to the rates in the benchmark interest rates or indexes defined herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate or index or the effect of any of the foregoing, or of any Conforming Changes.

SECTION 2.20 Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 2.17, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.18, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.17 or Section 2.18) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

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(i)             the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 9.04;

(ii)             such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)           such assignment does not conflict with Applicable Law; and

(v)            in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section to the contrary, (i) any Lender that acts as an Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Agent may not be replaced hereunder except in accordance with the terms of Section 8.06.

SECTION 2.21 Cash Collateral.

(a)           Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Agent or any Issuing Bank (with a copy to the Agent), the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(b)            Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (c) below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the Issuing Banks as herein provided, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section or Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

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(d)            Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.22 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 2.22 Defaulting Lenders.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)              Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.02(b).

(ii)             Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.21; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.21; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii)          Commitment and L/C Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)           Each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21.

(C)           With respect to any L/C Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)           Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposures of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 9.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)            Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.21.

(b)            Defaulting Lender Cure. If the Borrower, the Agent and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

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(c)            Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.23 Increases in Commitments.

(a)            Request for Increase. The Borrower may, by notice to the Agent (who shall promptly notify the Lenders), request an increase in the Commitments (each such increase, an “Incremental Commitment”) by an aggregate amount (for all such requests) not exceeding $65,000,000; provided that any such request for an increase shall be in a minimum amount of the lesser of (x) $5,000,000 (or such lesser amount as may be approved by the Agent) and (y) the entire remaining amount of increases available under this Section.

(b)            Incremental Lenders. An Incremental Commitment may be provided by any existing Lender or other Person that is an Eligible Assignee (each such existing Lender or other Person that agrees to provide an Incremental Commitment, an “Incremental Lender”); provided that each Incremental Lender shall be subject to the consent (in each case, not to be unreasonably withheld or delayed) of the Agent and each Issuing Bank. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to increase its Commitment, or to provide a Commitment, pursuant to this Section and any election to do so shall be in the sole discretion of such Lender.

(c)            Terms of Incremental Commitments. The Agent and the Borrower shall determine the effective date for such increase pursuant to this Section (an “Incremental Commitment Effective Date”) and, if applicable, the final allocation of such increase among the Persons providing such increase; provided that such date shall be a Business Day at least ten (10) Business Days after delivery of the request for such increase (unless otherwise approved by the Agent) and at least thirty (30) days prior to the Commitment Termination Date then in effect.

In order to effect such increase, the Borrower, the applicable Incremental Lender(s) and the Agent (but no other Lenders or Persons) shall enter into one or more Joinder Agreements, each in form and substance satisfactory to the Borrower and the Agent, pursuant to which the applicable Incremental Lender(s) will provide the Incremental Commitment(s).

Effective as of the applicable Incremental Commitment Effective Date, subject to the terms and conditions set forth in this Section, each Incremental Commitment shall be a Commitment (and not a separate facility hereunder), each Incremental Lender providing such Incremental Commitment shall be, and have all the rights of, a Lender, and the Revolving Loans made by it on such Incremental Commitment Effective Date pursuant to paragraph (e) of this Section shall be Revolving Loans, for all purposes of this Agreement.

(d)           Conditions to Effectiveness. Notwithstanding the foregoing, the increase in the Commitments pursuant to this Section shall not be effective with respect to any Incremental Lender unless:

(i)              no Default or Event of Default shall have occurred and be continuing on the Incremental Commitment Effective Date and after giving effect to such increase;

(ii)            the representations and warranties contained in this Agreement are true and correct in all material respects on and as of the Incremental Commitment Effective Date and after giving effect to such increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(iii)           the Agent shall have received one or more Joinder Agreements contemplated above, providing for Incremental Commitments in the amount of such increase; and

(iv)           the Agent shall have received such legal opinions and other documents reasonably requested by the Agent in connection therewith.

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As of such Incremental Commitment Effective Date, upon the Agent’s receipt of the documents required by this paragraph (d), the Agent shall record the information contained in the applicable Joinder Agreement(s) in the Register and give prompt notice of the increase in the Commitments to the Borrower and the Lenders (including each Incremental Lender).

(e)            Adjustments to Revolving Outstandings. On each Incremental Commitment Effective Date, (i) if there are Revolving Loans then outstanding, such Revolving Loans then outstanding will be automatically adjusted to reflect the Applicable Percentages of all the Lenders (including each Incremental Lender) after giving effect to the applicable Incremental Commitment(s), as shall be necessary in order that, after giving effect to such prepayments and borrowings, all Revolving Loans will be held ratably by the Lenders (including the Incremental Lender(s)) in accordance with their respective Commitments after giving effect to the applicable Incremental Commitment(s) and (ii) if there are Letters of Credit then outstanding, the participations of the Lenders in such Letters of Credit, as the case may be, will be automatically adjusted to reflect the Applicable Percentages of all the Lenders (including each Incremental Lender) after giving effect to the applicable Incremental Commitment(s).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Lenders that:

SECTION 3.01 Existence, Qualification and Power. The Borrower and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, in each case referred to in clause (a) (other than with respect to the Borrower), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of its Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which the Borrower is a party or affecting the Borrower or the material properties of the Borrower or any Subsidiary or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any Subsidiary or its property is subject or (c) violate any Law in any material respect.

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SECTION 3.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and in full force and effect.

SECTION 3.04 Execution and Delivery; Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

SECTION 3.05 Financial Statements; No Material Adverse Effect.

(a)            Financial Statements. The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the calendar month ended on May 31, 2023 were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby, subject to the absence of notes and to normal year-end audit adjustments.

(b)           No Material Adverse Change. Since the date of the Audited Financial Statements, there has been no event or circumstance that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.06 Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Borrower, threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their properties or revenues (a) where the amount in controversy is in excess of $500,000, (b) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (c) that purport to negatively affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.

SECTION 3.07 No Material Adverse Effect; No Default. Neither the Borrower nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

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SECTION 3.08 Property.

(a)            Ownership of Properties. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all material real property necessary or used in the ordinary conduct of its business.

(b)           Intellectual Property. Each of the Borrower and its Subsidiaries owns, licenses or possesses the right to use all of its material trademarks, tradenames, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted, business, and the use thereof by the Borrower and its Subsidiaries does not conflict with the rights of any other Person. To the Borrower’s knowledge, the conduct of the business of the Borrower or any Subsidiary as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, that would reasonably be expected to have a Material Adverse Effect.

SECTION 3.09 Taxes. The Borrower and its Subsidiaries have filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP.

SECTION 3.10 Disclosure. The Borrower has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of the Borrower to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected or pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).

SECTION 3.11 Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance in all material respects with the requirements of all material Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

SECTION 3.12 ERISA Compliance.

(a)            Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

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(b)           There are no pending or, to the knowledge of the Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c)           No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d)           The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.

(e)            To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrower or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

SECTION 3.13 Environmental Matters. Except with respect to any matters that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Subsidiary (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of the Borrower, is threatened or contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of the Borrower or any Subsidiary.

SECTION 3.14 Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Credit Extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Revolving Loan or drawing under each Letter of Credit, not more than twenty five (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.

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SECTION 3.15 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.16 Government Contracts. The Borrower is not party to any Government Contracts.

SECTION 3.17 Sanctions; Anti-Corruption.

(a)           None of the Borrower, any of its Subsidiaries or any director, officer, employee, agent, or affiliate of the Borrower or any of its Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(b)           The Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

SECTION 3.18 Solvency. The Borrower is Solvent.

SECTION 3.19 Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Agent and the Lenders for the Borrower on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete, and correct as of the date hereof and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.

SECTION 3.21 SWK Loan Agreements. Schedule 5.24 attached hereto lists the full legal name of all existing Customers, their state of organization, their places of business, and their chief place of business.

ARTICLE IV

CONDITIONS

SECTION 4.01 Closing Date. The obligation of each Lender (including each Issuing Bank) to make Credit Extensions hereunder is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions (and, in the case of each document specified in this Section to be received by the Agent, such document shall be in form and substance satisfactory to the Agent and each Lender):

(a)           Executed Counterparts. The Agent shall have received from each party hereto a counterpart of this Agreement and the other Loan Documents signed on behalf of such party (or written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement).

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(b)           Certificates. The Agent shall have received such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents;

(c)           Corporate Documents. The Agent shall have received such other documents and certificates (including Organizational Documents and good standing certificates) as the Agent may reasonably request relating to the organization, existence and good standing of the Borrower and any other legal matters relating to the Borrower, the Loan Documents or the transactions contemplated thereby.

(d)           Opinion of Counsel to Borrower. The Agent shall have received an opinion of outside counsel to the Borrower, addressed to the Agent, the Lenders and the Issuing Banks and dated the Closing Date, in form and substance satisfactory to the Agent (and the Borrower hereby instructs such counsel to deliver such opinion to such Persons).

(e)            Fees and Expenses. The Borrower shall have paid all fees, costs and expenses (including reasonable and documented legal fees and expenses) agreed in writing to be paid by it to the Agent and the Lenders in connection herewith (including pursuant to the Agent Fee Letter) to the extent due.

(f)            KYC Information; Beneficial Ownership. The Borrower shall have provided to each Lender, sufficiently in advance of the Closing Date, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five (5) days prior to the Closing Date; and the Agent shall have received an executed Certificate of Beneficial Ownership and a fully-executed IRS Form W-9 (or its equivalent) for the Borrower.

(g)           Financial Statements. The Borrower shall have delivered to the Lenders the unaudited monthly financial statements of the Borrower referred to in Section 3.05(a).

(h)           Officer’s Certificate. The Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in this Section and compliance with the conditions set forth in clauses (b) and (c) of the first sentence of Section 4.02.

(i)             Lien Searches. Lien searches from such recording offices as Agent shall specify, evidencing the priority of the Agent’s Liens over any other Liens or encumbrances.

(j)             Other Documents. The Agent shall have received such other documents as the Agent or the Required Lenders (through the Agent) may reasonably request.

Without limiting the generality of Section 8.03(c), for purposes of determining satisfaction of the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender (including each Issuing Bank) to make a Credit Extension (including its initial Credit Extension) is additionally subject to the satisfaction of the following conditions:

(a)            the Borrower shall have furnished to the Agent all of the items referred to in Section 4.01 hereof, all of which shall remain in full force and effect as of the date of such requested Credit Extension or loan advance (notwithstanding that the Agent and Lenders may not have required any particular such item to be furnished prior to the Closing Date);

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(b)           the Agent and, if applicable, the applicable Issuing Bank shall have received a written Borrowing Request or request for L/C Credit Extension, as applicable, in accordance with the requirements hereof;

(c)            the representations and warranties of the Borrower set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Credit Extension (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);

(d)           on the Closing Date and thereafter as frequently as required by Section 5.02, Borrower shall furnish to Agent a Borrowing Base Certificate executed by a Responsible Officer and a non-default certificated executed by a Responsible Officer;

(e)           After giving effect to such Credit Extension, the aggregate principal amount of all Revolving Loans and L/C Obligations outstanding under this Agreement shall not exceed the lesser of (i) the total Commitments and (ii) the Borrower’s Borrowing Base as then determined and computed;

(f)            no Default shall have occurred and be continuing or would result from such Credit Extension or from the application of proceeds thereof; and

(g)           with respect to any SWK Loan Agreement being included within the Borrowing Base, the Borrower will maintain, and, if required by the Agent, will provide the Agent copies of the following: (i) filed UCC-1 financing statement naming the Customer as debtor, the Borrower as secured party, in form and substance attached as Exhibit F attached hereto and, if applicable, copyright security agreements filed with the U.S. Copyright Office and trademark and patent security agreements filed with the U.S. Patent and Trademark Office (and comparable filings and recordings outside of the United States); (ii) UCC, tax lien, judgment lien, intellectual property lien, litigation and bankruptcy search on the Customer in the appropriate jurisdiction from a search firm as approved by the Agent showing that the Borrower has a first priority security interest with respect to the Customer Collateral (and comparable searches outside of the United States); and (iii) the fully executed copy of the SWK Loan Agreement of the Customer.

Each Borrowing Request or request for L/C Credit Extension, as applicable, by the Borrower hereunder and each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on and as of the date of the applicable Credit Extension as to the matters specified in clauses (b) and (c) above in this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated, all Obligations shall have been paid in full and all Letters of Credit shall have expired or been canceled (without any pending drawings), the Borrower covenants and agrees with the Lenders that:

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SECTION 5.01 Financial Statements. The Borrower will furnish to the Agent and each Lender:

(a)            as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and

(b)            as soon as available, but in any event within forty five (45) days after the end of each calendar month of the Borrower for the calendar months ending March 31, June 30, September 30 and December 31 and within twenty (20) days after the end of each other calendar month of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such calendar month, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such calendar month and for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding calendar month of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes.

(c)            Business Plan and Budget. As soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts and management discussion and analysis of operating results inclusive of operating metrics in comparative form prepared by management of the Borrower, in form satisfactory to the Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year.

SECTION 5.02 Certificates; Other Information. The Borrower will deliver to the Agent and each Lender:

(a)            concurrently with the delivery of the financial statements referred to in Section 5.01(a), but only to the extent consistent with accounting industry policies generally followed by independent certified public accountants, a certificate of its independent certified public accountants stating that in making the examination necessary therefor no knowledge was obtained of any Default arising from a breach under Section 6.12 or, if any such Default shall exist, stating the nature and status of such event;

(b)            concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b), a duly completed certificate signed by a Responsible Officer of the Borrower substantially in the form of Exhibit C (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12;

(c)            promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements that the Borrower or any Subsidiary may file or be required to file with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, and not otherwise required to be delivered pursuant hereto;

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(d)            promptly after the furnishing thereof, copies of any material request or notice received by the Borrower or any Subsidiary, or any statement or report furnished by the Borrower or any Subsidiary to any holder of debt securities of the Borrower or any Subsidiary, pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished pursuant hereto;

(e)            promptly after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof;

(f)            promptly following request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them as the Agent or any Lender (through the Agent) may from time to time reasonably request;

(g)           on or before the twentieth (20th) day of each calendar month (or at such other frequency as Agent may reasonably require), a Borrowing Base Certificate substantially in the form of Exhibit D attached hereto executed by a Responsible Officer together with detailed delinquency report books and records consisting of data tape information (in a format and consisting of data elements acceptable to Agent);

(h)           on or before the twentieth (20th) day of each calendar month, furnish to the Agent a Term Loan aging report which shall report the Borrower’s total Term Loans as of the close of business for the previous month and shall segregate such Term Loans into categories, according to whether such Term Loans remain unpaid for more than thirty (30) days, or for more than sixty (60) days, or for more than ninety (90) days from the due date, and also providing the foregoing information as to Customers in such format as requested by the Agent;

(i)             on or before the twentieth (20th) day of each calendar month, furnish to the Agent an update to Schedule 5.24 noting all additions and deletions to Existing Customers;

(j)             on or before the sixtieth (60th) day of each fiscal quarter, furnish to the Agent an updated report detailing the Risk Rating for all Term Loans (including detailing the methodology for all upgrades and downgrades);

(k)            promptly following any written request therefor, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act;

(l)             to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, and to the extent requested in writing by any Lender, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification; and

(m)           promptly following any request therefor, such other information regarding the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender (through the Agent) may from time to time reasonably request.

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Documents required to be delivered pursuant to Section 5.01(a) or (b) or Section 5.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided, that the Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

SECTION 5.03 Notices. The Borrower will promptly, and in any event within two (2) Business Days, notify the Agent and each Lender of:

(a)            the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000;

(c)            the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000;

(d)           notice of any action arising under any Environmental Law or of any noncompliance by the Borrower or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000;

(e)            any material change in accounting or financial reporting practices by the Borrower or any Subsidiary;

(f)            any material change in key senior management of the Borrower, whether by reason of death, permanent disability, or any other reason;

(g)           any Customer is involved in a Bankruptcy Proceeding; and

(h)           any matter or development that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the occurrence requiring such notice and stating what action the Borrower has taken and proposes to take with respect thereto.

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SECTION 5.04 Preservation of Existence, Etc. The Borrower will, and will cause each of its Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.03 or 6.04; (b) take all reasonable action to maintain all material rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business; and (c) preserve or renew all of its material registered patents, trademarks, trade names and service marks.

SECTION 5.05 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain, preserve and protect all of its material properties and Equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) and (b) make all necessary repairs thereto and renewals and replacements thereof.

SECTION 5.06 Maintenance of Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies (having a Best’s rating of A:XI or better) and approved by Agent, (i) comprehensive public liability insurance covering claims for bodily injury, death, and property damage, with minimum limits satisfactory to the Agent, but in any event not less than those amounts customarily maintained by companies in the same or substantially similar business; (ii) business interruption insurance and/or loss of rents insurance in a minimum amount specified by Agent, with loss payable clause in favor of Agent, (iii) hazard insurance insuring Borrower's and its Subsidiaries’ property and assets against loss by fire (with extended coverage) and against such other hazards and perils (including, but not limited to, loss by windstorm, hail, explosion, riot, aircraft, smoke, vandalism, malicious mischief and vehicle damage) as Agent, in its sole discretion, shall from time to time require, all such insurance to be issued in such form, with such deductible provision, and for such amount as shall be satisfactory to Agent, with loss payable clause in favor of Agent as to any such insurance maintained with respect to any of the Collateral. The Agent is hereby authorized and empowered, at its option, to adjust or compromise any loss under any such insurance policies maintained with respect to any of the Collateral and to collect and receive the proceeds from any such policy or policies; and (iv) such other insurance as the Agent may, from time to time, reasonably require by notice in writing to the Borrower. All required insurance policies shall provide for not less than thirty (30) days prior written notice to the Agent of any cancellation, amendment, termination, or lapse; and in all such liability insurance policies, Agent shall be named as an additional insured. Each such policy shall, in addition, provide that there shall be no recourse against the Agent for payment of premiums or other amounts with respect thereto. Hazard insurance policies shall contain the agreement of the insurer that any loss thereunder shall be payable to the Agent notwithstanding any action, inaction or breach of representation or warranty by the Borrower, with Agent named as lender loss payee under a lender loss payee endorsement. The Borrower will deliver to Agent original or duplicate policies of such insurance, or satisfactory certificates of insurance, and, as often as Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. Any insurance proceeds received by Agent shall be applied upon the indebtedness, liabilities, and obligations of the Borrower to the Agent (whether matured or unmatured) or, at Agent's option, released to the Borrower.

SECTION 5.07 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its material obligations and liabilities, including Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

SECTION 5.08 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all material Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, including, without limitation, with respect to its SWK Loan Agreements.

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SECTION 5.09 Environmental Matters. Except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, (a) comply with all Environmental Laws, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of the Borrower or any of its Subsidiaries, and (c) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of the Borrower or any of its Subsidiaries.

SECTION 5.10 Books and Records. The Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

SECTION 5.11 Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of the Agent and each Lender to visit and inspect any of its properties, to conduct field examinations, examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuation of an Event of Default, (a) only the Agent on behalf of the Lender may exercise rights under this Section and (b) the Borrower shall not be responsible for the expense of such visits and inspections than two (2) times during any calendar year in an amount not to exceed $15,000 per such visit and inspection; provided, further, that when an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing under this Section at the expense of the Borrower and at any time during normal business hours and without advance notice.

SECTION 5.12 Use of Proceeds. The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Loans, and use the Letters of Credit issued hereunder, for general corporate purposes of the Borrower and its Subsidiaries not in contravention of any Law or of any Loan Document.

SECTION 5.13 Sanctions; Anti-Corruption Laws. The Borrower will maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws.

SECTION 5.14 Future Government Contracts. The Borrower will execute appropriate instruments of assignment in favor of Agent of any Government Contracts at any time hereafter entered into by Borrower.

SECTION 5.15 Operations. Borrower shall maintain reasonably satisfactory credit underwriting and operating standards, including, with respect to each Customer, the completion of a reasonably adequate investigation of such Customer and a determination that the credit history and anticipated performance of such Customer is and will be satisfactory and meets the standards generally observed by prudent finance companies.

SECTION 5.16 Collection Account. The Borrower shall maintain the Collection Account with the Agent, and shall instruct all Customers to send all payments to the Collection Account. The Borrower and all of its Affiliates, Subsidiaries, shareholders, members, directors, employees or agents shall, acting as trustee for Agent and the Lenders, upon receipt of any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Term Loans or other Collateral which comes into their possession or under their control, promptly and in any event within two (2) Business Days upon receipt thereof, deposit or cause the same to be deposited in the Collection Account, or remit the same or cause the same to be remitted, in kind, to Agent.

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SECTION 5.17 Deposit Accounts. Except for those deposit accounts listed on Schedule 5.17, at all times on or after August 31, 2023, Borrower shall maintain all of its deposit accounts with the Agent. All amounts deposited into the deposit accounts maintained at Credit Suisse and JPMorgan Chase Bank listed on Schedule 5.17 shall be remitted to the Collection Account within five (5) Business Days of receipt (other than amounts owned by and payable to third parties).

SECTION 5.18 Landlord Waivers. Subject to Section 5.26, with respect to any new location operated by the Borrower following the date of this Agreement, if any of the Collateral is stored at such location owned by a Person other than the Borrower, prior to locating any Collateral at such location, at the Agent’s request the Borrower shall use commercially reasonable efforts to provide the Agent an agreement in writing from the owner of such premises in form and substance satisfactory to Agent acknowledging Agent’s and Lenders’ first priority security interest in the Collateral, waiving security interests and claims by such person against the Collateral and permitting Agent’s access to, and the right to remain on, the premises so as to exercise Agent's and Lenders’ rights and remedies and otherwise deal with the Collateral.

SECTION 5.19 Account Verification. Agent shall have the right at any time or times (at any time while any Event of Default exists and otherwise in connection with the Agent’s field examinations and collateral audits), in Borrower's name, Agent’s name or in the name of a nominee of Agent, including but not limited to any third party agent or contractor engaged by the Agent, to verify the existence, validity, amount, term or any other matter relating to any Term Loans or other Collateral, by mail, telephone, facsimile transmission or otherwise, and the Agent, or any nominee of the Agent, including but not limited to any third party agent or contractor engaged by the Agent, shall at all times be entitled to contact Customers with regard to the foregoing. Borrower shall cooperate fully with Agent and its agents and contractors, in an effort to facilitate and promptly conclude any such verification process.

SECTION 5.20 Certificate of Beneficial Ownership and Additional Information. The Borrower shall provide to the Agent and the Lenders: (a) from time to time promptly, and in any event within five (5) Business Days upon request of any Lender, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and the Lenders, (b) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed, and (c) such other information and documentation as may reasonably be requested by the Agent or any Lender from time to time for purposes of compliance by the Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Agent or such Lender to comply therewith.

SECTION 5.21 Anti-Corruption Laws; Sanctions. The Borrower will, and will cause each of its Subsidiaries to, conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

SECTION 5.22 SWK Loan Agreements. The Borrower shall promptly, and in any event within two (2) Business Days, notify the Agent in the event that either the Borrower or a Customer has defaulted under any SWK Loan Agreement.

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SECTION 5.23 UCC Searches/UCC Filings. From time to time as reasonably requested by the Agent, conduct UCC searches, tax lien searches, and judgment lien searches in the appropriate jurisdiction as to all Customers (and comparable searches outside of the United States) and provide the results to the Agent and/or provide the Agent such information as may be reasonably requested by the Agent to conduct such searches and reimburse the Agent, upon demand, for the reasonable expenses of such searches. The Borrower shall also maintain in full force and effect all UCC financing statements and, if applicable, copyright security agreements filed with the U.S. Copyright Office and trademark and patent security agreements filed with the U.S. Patent and Trademark Office (and comparable filings and recordings outside of the United States) against all Customers, with respect to all Customer Collateral subject to such SWK Loan Agreement so as to maintain at all times a first priority perfected security interest in such Customer Collateral (subject to any Permitted Intercreditor Agreements) and, if requested by the Agent in its commercially reasonable discretion, shall cause the Agent to be named as assignee on each such financing statement.

SECTION 5.24 Custodian; Backup Servicer.

(a)            The Borrower shall deliver to the Custodian under the Custodian Agreement, as the bailee and designee of the Agent and the Lenders, the Collateral and all material documents, instruments and agreements evidencing Term Loans (including, without limitation, all fully executed SWK Loan Agreements, security agreements, and guarantees).

(b)            Upon the request of the Agent at any time, a Backup Servicer acceptable to the Agent in its commercially reasonable discretion shall be engaged to perform backup servicing and backup monitoring functions in accordance with the Backup Servicing Agreement. Upon the occurrence and during the continuation of an Event of Default, the Agent may designate the Backup Servicer, or any other Person acceptable to Administrative Agent, as the servicer of the Collateral. The Borrower agrees to cooperate fully with the Backup Servicer and not to interfere with Backup Servicer’s performance of its duties or to take any action that would be inconsistent with the Backup Servicer providing such services to the Agent and the Lenders. The Borrower agrees to provide promptly to Backup Servicer any and all information and data reasonably requested by Backup Servicer in the manner and form reasonably requested by Backup Servicer.

SECTION 5.25 Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, promptly upon reasonable and written request by the Agent, or any Lender through the Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (b) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Agent, or any Lender through the Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

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SECTION 5.26 Post-Closing Deliverables. The Borrower shall deliver to the Agent (each in form and substance reasonably acceptable to the Agent):

(a)            On or before July 11, 2023 (or such later date agreed to by the Agent), notice of cancellation endorsements for property and liability insurance of the Borrower.

(b)           On or before July 31, 2023 (or such later date agreed to by the Agent), fully executed deposit account control agreements with respect to all deposit accounts of the Borrower maintained at Wells Fargo Bank, N.A.

(c)            On or before July 31, 2023 (or such later date agreed to by the Agent), a fully executed landlord waiver as described in Section 5.18 for the leased property located at 5956 Sherry Lane, Suite 650, Dallas, Texas 75225.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated, all Obligations have been paid in full and all Letters of Credit have expired or been canceled (without any pending drawings), the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness under the Loan Documents;

(b)           Indebtedness outstanding on the date hereof and listed on Schedule 6.01 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)           Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary;

(d)           Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 6.02(h); provided that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $1,000,000;

(e)            Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;

(f)            unsecured Indebtedness arising from the issuance of bonds upon terms, conditions and documentation acceptable to the Agent; provided that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $50,000,000; and

(g)           Indebtedness consisting of the financing of insurance premiums payable within one (1) year.

SECTION 6.02 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

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(a)            Liens existing on the date hereof and listed on Schedule 6.02 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 6.01(b), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.01(b);

(b)           Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d)           pledges or deposits in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) public utility services provided to the Borrower or a Subsidiary;

(e)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)            easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(g)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(j);

(h)           Liens securing Indebtedness permitted under Section 6.01(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(i)             Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;

(j)             any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;

(k)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, or (ii) secure any Indebtedness; and

(l)             Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

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SECTION 6.03 Fundamental Changes. The Borrower will not, nor will it permit any Subsidiary to, merge, dissolve, liquidate, recapitalize (including by way of an LLC Division), consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Wholly-Owned Subsidiary is merging with another Subsidiary, a Wholly-Owned Subsidiary shall be the continuing or surviving Person;

(b)           any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Wholly-Owned Subsidiary, then the transferee shall either be the Borrower or another Wholly-Owned Subsidiary;

(c)            the Borrower and its Subsidiaries may make Dispositions permitted by Section 6.04;

(d)           any Investment permitted by Section 6.06 may be structured as a merger, consolidation or amalgamation; and

(e)            any Subsidiary may dissolve, liquidate or wind up its affairs if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing.

SECTION 6.04 Dispositions. The Borrower will not, and will not permit any Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except:

(a)            Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of Investments in the ordinary course of business;

(c)           Dispositions of Equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Subsidiary to the Borrower or to a Wholly-Owned Subsidiary;

(e)           Dispositions permitted by Section 6.03;

(f)            leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Borrower and its Subsidiaries;

(g)           Dispositions of intellectual property rights that are no longer used or useful in the business of the Borrower and its Subsidiaries;

(h)           Restricted Payments permitted by Section 6.05 and Investments permitted by Section 6.06; and

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(i)             Dispositions of Enteris BioPharma Inc. so long as no Default shall have occurred and be continuing at the time of such Disposition.

SECTION 6.05 Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)           each Subsidiary may make Restricted Payments to the Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of such Equity Interests in respect of which such Restricted Payment is being made;

(b)           the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(c)            the Borrower and each Subsidiary may pay withholding or similar taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) in connection with any repurchases of Equity Interests or the exercise of stock options; and

(d)           SWK Holdings may make Permitted Stock Repurchases on and after the Closing Date so long (i) immediately following such repurchase Liquidity is equal to or greater than $10,000,000 and (ii) the aggregate amount of all such repurchases on and after the Closing Date during any twelve (12) month period does not exceed $5,000,000.

SECTION 6.06 Investments. The Borrower will not, and will not permit any Subsidiary to, make any Investments, except:

(a)            Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;

(b)            (i) Investments in Subsidiaries in existence on the Closing Date, and (ii) other Investments in existence on the Closing Date and identified on Schedule 6.06, and any refinancing, refunding, renewal or extension of any such Investment that does not increase the amount thereof;

(c)            advances to officers, directors and employees of the Borrower and its Subsidiaries in the ordinary course of business in an aggregate amount not exceeding $100,000 at any time outstanding, for travel, entertainment, relocation and similar ordinary business purposes;

(d)           Investments of the Borrower in any Wholly-Owned Subsidiary and Investments of any Wholly-Owned Subsidiary in the Borrower or in another Wholly-Owned Subsidiary;

(e)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)            Investments consisting of the indorsement by the Borrower or any Subsidiary of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business;

(g)           to the extent constituting an Investment, transactions otherwise permitted by Sections 6.01, 6.03 and 6.05; and

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(h)           other Investments not exceeding $500,000 in the aggregate in any fiscal year of the Borrower.

SECTION 6.07 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.

SECTION 6.08 Certain Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that, directly or indirectly, limits the ability of (i) any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, (ii) any Subsidiary to Guarantee Indebtedness of the Borrower or (iii) the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.01(d) solely to the extent that any such negative pledge relates to the property financed by or the subject of such Indebtedness.

SECTION 6.09 Changes in Fiscal Periods. The Borrower will not permit the last day of its fiscal year to end on a day other than December 31 or change the Borrower’s method of determining its fiscal quarters.

SECTION 6.10 Changes in Nature of Business. The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than those businesses conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto or representing a reasonable expansion thereof.

SECTION 6.11 Restriction on Use of Proceeds. The Borrower will not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

SECTION 6.12 Financial Covenants.

(a)            Consolidated Leverage Ratio. As of the end of each calendar month, the Borrower will not permit the Consolidated Leverage Ratio to be greater than 1.00 to 1.0.

(b)           Consolidated Interest Coverage Ratio. As of the end of each calendar month, the Borrower will not permit the Consolidated Interest Coverage Ratio of the Borrower to be less than 4.00 to 1.0.

(c)            Consolidated Tangible Net Worth. The Borrower will not permit Consolidated Tangible Net Worth at any time to be less than $145,000,000 (such amount to be increased on an annual basis upon Agent’s receipt of Borrower’s annual audited financial statements by an amount equal to twenty five percent (25%) of the Consolidated Net Income earned in such fiscal year commencing with the fiscal year ending December 31, 2023 (with no deduction for a net loss in any such fiscal year)).

(d)           Liquidity. The Borrower will not permit Liquidity at any time to be less than $5,000,000

(e)            Cash Collections Rate. As of the end of each calendar month, the Borrower will not permit the Cash Collection Rate to be less than four and one-half of one percent (4.5%).

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(f)            Net Charge-Off. As of the end of each calendar month, the Borrower will not permit the Net Charge-Off Percentage to exceed three percent (3.0%).

(g)           Weighted Average Risk Rating. As of the end of each calendar month, the Borrower will not permit the weighted average Risk Rating (calculated in the Net Amount of the Term Loans) to be less than 3.00.

SECTION 6.13 Sanctions; Anti-Corruption Use of Proceeds. The Borrower will not, directly or indirectly, use the proceeds of the Loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Agent, Arranger, Issuing Bank, Lender, underwriter, advisor, investor, or otherwise).

SECTION 6.14 SWK Policies and Procedures. The Borrower will not modify, in any material respect, the Policies and Procedures, without the consent of the Agent, not to be unreasonably withheld or delayed.

SECTION 6.15 RESERVED.

SECTION 6.16 Amendments of Organizational Documents; Fiscal Year; Legal Name; State of Formation; Form of Entity and Accounting Changes. The Borrower will not, and will not permit any Subsidiary to,

(a)            amend any of its Organizational Documents in any way that could be reasonably expected to materially adversely affect the interests of the Agent or any Lender;

(b)           change its fiscal year or change such Person’s method of determining its fiscal quarters;

(c)            without providing thirty (30) days prior written notice to the Agent (or such extended period of time as agreed to by the Agent), change its name, state of formation, form of organization or principal place of business; or

(d)           make any significant change in accounting policies or reporting practices, except as required by GAAP.

SECTION 6.17 No LLC Division. The Borrower will not, and will not permit any Subsidiary to,

(a)            create or adopt a Plan of Division, or file a Certificate of Division, or otherwise effectuate an LLC Division of any such entity;

(b)           except as permitted under Section 6.03, be liquidated, terminated, dissolved, or merged or consolidated into another entity (including, in each case, without limitation, pursuant to an LLC Division);

(c)            be divided into two or more Persons, including, without limitation, becoming a Divided LLC (whether or not the original Person survives such division);

(d)           be created, or reorganized into, one or more series pursuant to an LLC Division or otherwise; or

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(e)            fail or cease to be in good standing (i) with respect to the Borrower, in the state of its incorporation or organization, or (ii) with respect to any Loan Party, in any other jurisdiction in which any Loan Party is required to be registered and remain in good standing under Applicable Law.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)            the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Loan or any L/C Obligation, or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of two (2) or more Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 5.02, 5.03, 5.04 (with respect to the Borrower’s existence), 5.11, 5.12, 5.13, 5.16, 5.17, 5.19, 5.20, 5.21, 5.22, 5.23, 5.24, 5.25 or 5.26 or in Article VI;

(e)            the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section) and such failure shall continue unremedied for a period of thirty (30) or more days after the earlier to occur of (x) knowledge by the Borrower of such failure or (y) notice thereof by the Agent to the Borrower;

(f)            (i) the Borrower or any Subsidiary shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) having an aggregate principal amount of more than $250,000, in each case beyond the applicable grace period with respect thereto, if any; or (ii) the Borrower or any Subsidiary shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;

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(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)             the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)             there is entered against the Borrower or any Subsidiary (i) a final and non-appealable judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(k)            an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000;

(l)             a Change of Control shall occur;

(m)           any of the Collateral shall have been moved to a location outside of the United States without the written consent of the Agent, or the Agent’s interest in any material portion of the Collateral shall for any reason cease or otherwise fail to be a valid and subsisting first priority lien in favor of the Agent (subject only to Liens permitted hereunder);

(n)           the indictment or threatened indictment of Borrower under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower;

(o)           any officer of Borrower who, in the reasonable judgment of Agent, occupies a position of substantial and material management responsibility shall, by reason of death, permanent disability, or departure from the employment of Borrower, or for any other reason, shall cease to be active in the management of the Borrower and the Borrower shall not, within a period of one-hundred twenty (120) days from such permanent disability, death, or departure, secure a replacement for said officer, such replacement to be, by reason of his or her experience and credentials, reasonably satisfactory to and approved by the Agent. For purposes of this section, permanent disability means any disability that prevents such officer from rendering full-time services to Borrower in any one fiscal year for thirty (30) consecutive days, or in the aggregate for forty-five (45) days; or

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(p)           any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrower denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Section), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(i)            terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(ii)           declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(iii)          require that the Borrower Cash Collateralize the L/C Obligations as provided in Section 2.21(a); and

(iv)          exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and Applicable Law;

provided that, in case of any event with respect to the Borrower described in clause (g) or (h) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as provided in clause (iii) above shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02 Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Sections 2.21 and 2.22, shall be applied by the Agent as follows:

(i)            first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 9.03 and amounts payable under the Agent Fee Letter) payable to the Agent in its capacity as such;

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(ii)           second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, reimbursement obligations in respect of L/C Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)          third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed L/C Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)          fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed L/C Disbursements and (B) to Cash Collateralize that portion of L/C Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.05 or 2.22, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Agent for the ratable account of the applicable Issuing Banks to Cash Collateralize such L/C Obligations, (y) subject to Section 2.05(c) or 2.22, amounts used to Cash Collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of Cash Collateral shall be distributed in accordance with this clause (iv);

(v)           fifth, to the payment in full of all other Obligations, in each case ratably among the Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)          finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII

AGENCY

SECTION 8.01 Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints First Horizon Bank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 8.06(b), the provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

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SECTION 8.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions.

(a)            The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)           The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.01 and 9.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Borrower, a Lender or an Issuing Bank.

(c)           The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

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SECTION 8.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Revolving Facility as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06 Resignation of Agent.

(a)            The Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

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(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

SECTION 8.07 Non-Reliance on Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08 No Other Duties. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or an Issuing Bank hereunder.

SECTION 8.09 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Agent under Section 9.03) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 9.03.

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SECTION 8.10 Certain ERISA Matters. Each Lender as of the Closing Date represents and warrants as of the Closing Date to the Agent and its Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrower, that (a) such Lender is not and will not be (i) an employee benefit plan subject to Title I of ERISA, or (ii) a plan or account subject to Section 4975 of the Code, (b) the assets of such Lender do not constitute “plan assets” within the meaning of Section 3(42) of ERISA, or (c) such Lender is not a “governmental plan” within the meaning of Section 3(32) of ERISA.

SECTION 8.11 Erroneous Payments.

(a)            Each Lender, the Issuing Bank, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender, the Issuing Bank or other Secured Party (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 8.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)           Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Agent in writing of such occurrence.

(c)            In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

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(d)           In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 9.04 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)            Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this Section 8.11 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)            Each party’s obligations under this Section 8.11 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)           Nothing in this Section 8.11 will constitute a waiver or release of any claim of the Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

SECTION 8.12 Designation of Additional Agents. The Agent and the Borrower hereby designate Woodforest National Bank as syndication agent (the “Syndication Agent”) for purposes of this Agreement and the other Loan Documents. The Syndication Agent shall have no rights, duties, responsibilities, obligations, liabilities, responsibilities or duties, except for those received, undertaken or incurred by the Syndication Agent in its capacity as a Lender. No duty, responsibility, right or option granted to the Agent is delegated or transferred, in whole or in part, to the Syndication Agent and no compensation payable to the Agent shall be shared with, or paid to, the Syndication Agent.

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ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices; Public Information.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email as follows:

(i)            if to the Borrower, to it at:

Prior to July 1 2023:

14755 Preston Road, Suite 105

Dallas, TX 75254

Attention: Jody Staggs

Telephone: 972-687-7252

Email: notifications@swkhold.com

On and after July 1, 2023:

5956 Sherry Lane, Suite 650

Dallas, TX 75225

Attention: Jody Staggs

Telephone: 972-687-7252

Email: notifications@swkhold.com

With a copy to:

Holland & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attention: Ryan Magee

Telephone: 214-964-9459

Email: ryan.magee@hklaw.com

(ii)           if to the Agent or Issuing Bank, to at:

First Horizon Bank

165 Madison Avenue, Suite 1000

Memphis, Tennessee 38103

Attention: Jake A. McCrary

Telephone: 901-692-0058

Email: jmccrary@firsthorizon.com

With a copy to:

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103

Attention: Kevin J. Baum

Telephone: 215-569-5612

Email: kevin.baum@blankrome.com

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(iii)          if to the Syndication Agent, to at:

Woodforest National Bank

17 Cowboys Way, Suite 425

Frisco, Texas 75034

Attention: Cameron Johnson

Telephone: 214-269-8019

Email: cjohnson@woodforest.com

With a copy to:

Nelson Mullins Riley & Scarborough, LLP

5830 Granite Parkway, Suite 1000

Plano, Texas 75024

Attention: John R. Sallaway

Telephone: 469-484-4756

Email: John.Sallaway@NelsonMullins.com

(iv)          if to a Lender, to it at its address (or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.. Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

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(d)           Platform.

(i)            The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on the Platform.

(ii)           The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 9.02 Waivers; Amendments.

(a)            No Waiver; Remedies Cumulative; Enforcement. No failure or delay by the Agent, any Issuing Bank or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Agent, the Issuing Banks and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 7.01 for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) each Issuing Bank from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.15) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Agent pursuant to Section 7.01 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

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(b)           Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing executed by the Borrower and the Required Lenders, and acknowledged by the Agent, or by the Borrower and the Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i)             extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);

(ii)            reduce the principal of, or rate of interest specified herein on, any Loan or any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(iii)           postpone any date scheduled for any payment of principal of, or interest on, any Loan or any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv)          change Section 2.14(b) or Section 2.15 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v)           waive any condition set forth in Section 4.01 without the written consent of each Lender;

(vi)          change Section 2.05(d) in a manner that would permit the expiration date of any Letter of Credit to occur after the Maturity Date without the consent of each Lender; or

(vii)         change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) the Agent, unless in writing executed by the Agent, and (B) any Issuing Bank, unless in writing executed by such Issuing Bank, in each case in addition to the Borrower and the Lenders required above.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

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In addition, notwithstanding anything in this Section to the contrary, if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Agent within ten (10) Business Days following receipt of notice thereof.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the Revolving Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower. The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

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(c)            Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14(e).

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)            Payments. All amounts due under this Section shall be payable promptly and in any event within five (5) Business Days after demand therefor.

(f)            Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 9.04 Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

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(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof;

(B)          the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)          the consent of each Issuing Bank shall be required.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B)  any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

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(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.17, 2.18 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)            Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Memphis, Tennessee or Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(b) with respect to any payments made by such Lender to its Participant(s).

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Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02(b)(i) through (vi) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(g) (it being understood that the documentation required under Section 2.18(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.17 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Credit Extensions hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding and so long as the Commitments have not expired or been terminated. The provisions of Sections 2.17, 9.03, 9.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

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SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a)            Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)            Electronic Imaging. This Agreement and the Loan Documents will be scanned into an optical retrieval system and the original of this Agreement and the Loan Documents may be destroyed. By signing this Agreement, Borrower agrees that a copy from the optical retrieval system of any of this Agreement or the Loan Documents, including without limitation any Note or Guaranty Agreement, shall have the same legal force and effect as an original and can be used in the place of an original in all circumstances and for all purposes, including but not limited to negotiation, collection, legal proceeding, or authentication.

SECTION 9.07 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent or any Issuing Bank, as applicable, then such provision shall be deemed to be in effect only to the extent not so limited.

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SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09 Governing Law; Jurisdiction; Etc.

(a)            Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

(b)           Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(d)           Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Treatment of Certain Information; Confidentiality. Each of the Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Revolving Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Facility; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. The Agent and each Lender shall be considered to have complied with its obligations under this Section if the such party has exercised substantially the same degree of care to maintain the confidentiality of such Information as such party accords to its own confidential information.

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For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 PATRIOT Act. Each Lender subject to the PATRIOT Act hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

SECTION 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

SECTION 9.15 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Agent, any Issuing Bank or any Lender, or the Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

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SECTION 9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Arranger, any Bookrunner, the Agent, any Issuing Bank or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Arranger, the Agent, any Issuing Bank or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arranger, the Agent, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Arranger, the Agent, the Issuing Banks and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Arranger, the Agent, the Issuing Banks and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Arranger, the Agent, the Issuing Banks and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arranger, the Agent, the Issuing Banks and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Arranger, the Agent, the Issuing Banks and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against any of the Arranger, the Agent, the Issuing Banks and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17 Keepwell. Each Guarantor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP's obligations and undertakings under this Section voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until full payment of all Obligations. Each Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, Borrower for all purposes of the Commodity Exchange Act.

SECTION 9.18 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURES ON FOLLOWING PAGES]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SWK HOLDINGS CORPORATION

By:
Name:
Title:

SWK FUNDING LLC

By:
Name:
Title:
96

LENDERS

FIRST HORIZON BANK,
as Agent, Lender and Issuing Bank

By:
Name:
Title:

WOODFOREST NATIONAL BANK,
as Syndication Agent and Lender

By:
Name:
Title:
97

Schedule 2.01

Commitments and Lenders

Name of Lender	Commitment
First Horizon Bank	$45,000,000
Woodforest National Bank	$15,000,000
TOTAL	$60,000,000